Exhibit 99.1

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2016, 2015 and 2014

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FMC Technologies, Inc.:
We have audited the accompanying consolidated balance sheets of FMC Technologies, Inc. and its subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income, cash flows, and changes in stockholders’ equity for each of the years in the three-year period ended December 31, 2016. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States) and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of FMC Technologies, Inc. and its subsidiaries as of December 31, 2016 and 2015, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2016, in conformity with U.S. generally accepted accounting principles.

/s/    KPMG LLP
Houston, Texas
February 22, 2017

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31,
(In millions, except per share data)	2016	2015	2014
Revenue:
Product revenue	$3,598.2	$5,084.5	$6,335.7
Service revenue	745.9	1,024.8	1,276.5
Lease and other income	198.2	253.4	330.4
Total revenue	4,542.3	6,362.7	7,942.6
Costs and expenses:
Cost of product revenue	2,766.9	3,915.9	4,855.1
Cost of service revenue	564.3	772.1	925.0
Cost of lease and other revenue	196.9	206.8	214.8
Selling, general and administrative expense	581.7	624.8	750.6
Research and development expense	114.1	135.3	123.7
Restructuring and impairment expense (Note 5)	92.9	112.2	4.9
Merger transaction and integration costs (Note 2)	45.2	3.5	—
Total costs and expenses	4,362.0	5,770.6	6,874.1
Gain on disposition of business, net (Note 6)	6.4	—	84.3
Other expense, net	(30.1)	(57.2)	(54.0)
Income before interest income, interest expense and income taxes	156.6	534.9	1,098.8
Interest income	5.3	0.8	1.1
Interest expense	(35.3)	(33.1)	(33.6)
Income before income taxes	126.6	502.6	1,066.3
Provision for income taxes (Note 15)	79.5	107.8	361.0
Income from continuing operations	47.1	394.8	705.3
Loss from discontinued operations, net of income taxes (Note 6)	(10.1)	—	—
Net income	37.0	394.8	705.3
Net (income) loss attributable to noncontrolling interests	1.4	(1.7)	(5.4)
Net income attributable to FMC Technologies, Inc.	$38.4	$393.1	$699.9
Basic earnings per share attributable to FMC Technologies, Inc. (Note 4):
Income from continuing operations	$0.21	$1.70	$2.96
Loss from discontinued operations	(0.04)	—	—
Basic earnings per share	$0.17	$1.70	$2.96
Diluted earnings per share attributable to FMC Technologies, Inc. (Note 4):
Income from continuing operations	$0.21	$1.70	$2.95
Loss from discontinued operations	(0.04)	—	—
Diluted earnings per share	$0.17	$1.70	$2.95
Weighted average shares outstanding (Note 4):
Basic	227.2	230.9	236.3
Diluted	228.6	231.7	236.9
The accompanying notes are an integral part of the consolidated financial statements.

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Year Ended December 31,
(In millions)	2016	2015	2014
Net income	$37.0	$394.8	$705.3
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments (1)	38.8	(182.3)	(107.6)
Net gains (losses) on hedging instruments:
Net losses arising during the period	(31.6)	(64.9)	(108.4)
Reclassification adjustment for net losses (gains) included in net income	80.0	55.1	(0.8)
Net gains (losses) on hedging instruments (2)	48.4	(9.8)	(109.2)
Pension and other post-retirement benefits:
Net actuarial loss arising during the period	(44.3)	(21.0)	(152.7)
Prior service credit (cost) arising during the period	0.9	—	(1.7)
Reclassification adjustment for settlement and curtailment losses, net included in net income	1.5	1.2	15.7
Reclassification adjustment for amortization of prior service cost included in net income	0.1	0.1	0.3
Reclassification adjustment for amortization of net actuarial loss included in net income	17.5	22.9	12.3
Reclassification adjustment for amortization of transition obligation (asset) included in net income	0.1	(0.1)	(0.1)
Net pension and other post-retirement benefits (3)	(24.2)	3.1	(126.2)
Other comprehensive income (loss), net of tax	63.0	(189.0)	(343.0)
Comprehensive income	100.0	205.8	362.3
Comprehensive (income) loss attributable to noncontrolling interest	1.4	(1.7)	(5.4)
Comprehensive income attributable to FMC Technologies, Inc.	$101.4	$204.1	$356.9
______________________

(1)	Net of income tax (expense) benefit of $5.4, $7.9 and $7.2 for the years ended December 31, 2016, 2015 and 2014, respectively.

(2)	Net of income tax (expense) benefit of $(14.5), $3.3 and $25.7 for the years ended December 31, 2016, 2015 and 2014, respectively.

(3)	Net of income tax (expense) benefit of $3.9, $(4.1) and $56.9 for the years ended December 31, 2016, 2015 and 2014, respectively.

The accompanying notes are an integral part of the consolidated financial statements.

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES CONSOLIDATED BALANCE SHEETS

	December 31,
(In millions, except par value data)	2016	2015
Assets		As Adjusted
Cash and cash equivalents	$1,015.9	$916.2
Trade receivables, net of allowances of $19.7 in 2016 and $19.2 in 2015	709.4	884.0
Costs in excess of billings	612.2	638.4
Inventories, net (Note 7)	594.1	764.1
Derivative financial instruments (Note 18)	44.5	333.9
Prepaid expenses	36.7	48.9
Income taxes receivable	135.4	68.7
Other current assets	172.6	276.0
Total current assets	3,320.8	3,930.2
Investments	85.9	29.6
Property, plant and equipment, net (Note 9)	1,262.7	1,371.5
Goodwill (Note 10)	517.9	514.7
Intangible assets, net (Note 10)	274.0	306.4
Deferred income taxes (Note 15)	204.9	183.3
Derivative financial instruments (Note 18)	7.4	0.1
Other assets	75.0	83.6
Total assets	$5,748.6	$6,419.4
Liabilities and equity
Short-term debt and current portion of long-term debt (Note 11)	$317.3	$21.9
Accounts payable, trade	351.6	519.3
Advance payments	384.2	464.1
Billings in excess of costs	108.0	200.5
Accrued payroll	171.7	185.8
Derivative financial instruments (Note 18)	63.6	516.9
Income taxes payable	104.0	57.2
Other current liabilities	290.9	339.6
Total current liabilities	1,791.3	2,305.3
Long-term debt, less current portion (Note 11)	908.1	1,134.1
Accrued pension and other post-retirement benefits, less current portion (Note 16)	198.8	230.4
Derivative financial instruments (Note 18)	14.2	0.5
Deferred income taxes (Note 15)	128.6	105.4
Other liabilities	81.1	100.5
Commitments and contingent liabilities (Note 13)
Stockholders’ equity (Note 14):
Preferred stock, $0.01 par value, 12.0 shares authorized; no shares issued in 2016 or 2015	—	—
Common stock, $0.01 par value, 600.0 shares authorized in 2016 and 2015; 286.3 shares issued in 2016 and 2015; and 225.7 and 226.8 shares outstanding in 2016 and 2015, respectively	2.9	2.9
Common stock held in employee benefit trust, at cost; 0.2 shares in 2016 and 2015	(6.5)	(7.0)
Treasury stock, at cost, 60.4 and 59.4 shares in 2016 and 2015, respectively	(1,636.6)	(1,607.8)
Capital in excess of par value of common stock	773.0	759.0
Retained earnings	4,288.8	4,249.7
Accumulated other comprehensive loss	(809.7)	(872.7)
Total FMC Technologies, Inc. stockholders’ equity	2,611.9	2,524.1
Noncontrolling interests	14.6	19.1
Total equity	2,626.5	2,543.2
Total liabilities and equity	$5,748.6	$6,419.4
The accompanying notes are an integral part of the consolidated financial statements.

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
(In millions)	2016	2015	2014
Cash provided (required) by operating activities:
Net income	$37.0	$394.8	$705.3
Adjustments to reconcile net income to cash provided (required) by operating activities:
Depreciation	167.0	179.5	170.8
Amortization	69.8	72.1	61.7
Employee benefit plan and stock-based compensation costs	72.2	81.8	89.3
Deferred income tax provision (benefit)	20.1	12.1	(18.1)
Unrealized loss on derivative instruments	18.0	59.5	54.4
Impairments (Note 5)	42.6	66.5	—
Gain on disposition of business	(7.2)	—	(84.3)
Other	48.1	44.9	10.8
Changes in operating assets and liabilities, net of effects of acquisitions:
Trade receivables, net and costs in excess of billings	230.8	395.0	(243.0)
Inventories, net	168.7	238.0	(99.4)
Accounts payable, trade	(171.9)	(154.5)	33.8
Advance payments and billings in excess of costs	(191.1)	(234.7)	225.0
Income taxes payable, net	(13.7)	(129.5)	18.5
Payment of Multi Phase Meters earn-out consideration	—	—	(43.6)
Accrued pension and other post-retirement benefits, net	(82.2)	(24.8)	(32.0)
Other assets and liabilities, net	(119.0)	(68.1)	45.6
Cash provided by operating activities from continuing operations	289.2	932.6	894.8
Cash required by operating activities from discontinued operations (Note 6)	(16.0)	—	—
Cash provided by operating activities	273.2	932.6	894.8
Cash provided (required) by investing activities:
Capital expenditures	(118.1)	(250.8)	(404.4)
Investments in joint ventures	(57.8)	(34.5)	(3.0)
Payments for held-to-maturity investments (Note 1)	(60.0)	—	—
Proceeds from disposition of business	35.5	—	105.6
Other	8.1	10.1	16.7
Cash required by investing activities	(192.3)	(275.2)	(285.1)
Cash provided (required) by financing activities:
Net increase (decrease) in short-term debt	12.4	(0.7)	(25.8)
Net decrease in commercial paper	72.9	(131.9)	(32.3)
Repayments of long-term debt	(18.9)	(1.2)	(1.6)
Purchase of treasury stock	(54.8)	(186.2)	(247.6)
Payment of Multi Phase Meters earn-out consideration	—	—	(31.0)
Acquisitions, payment of withheld purchase price	—	(9.6)	—
Payments related to taxes withheld on stock-based compensation	(8.6)	(8.8)	(13.0)
Other	(2.5)	(7.4)	(6.4)
Cash provided (required) by financing activities	0.5	(345.8)	(357.7)
Effect of exchange rate changes on cash and cash equivalents	18.3	(34.2)	(12.3)
Increase in cash and cash equivalents	99.7	277.4	239.7
Cash and cash equivalents, beginning of year	916.2	638.8	399.1
Cash and cash equivalents, end of year	$1,015.9	$916.2	$638.8
The accompanying notes are an integral part of the consolidated financial statements.

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(In millions)	Common Stock	Common Stock Held in Treasury and Employee Benefit Trust	Capital in Excess of Par Value of Common Stock	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Non- controlling Interest	Total Stockholders’ Equity
Balance at December 31, 2013	$2.9	$(1,204.3)	$713.2	$3,158.4	$(340.7)	$19.1	$2,348.6
Net income	—	—	—	699.9	—	5.4	705.3
Other comprehensive loss	—	—	—	—	(343.0)	—	(343.0)
Issuance of common stock	—	—	0.2	—	—	—	0.2
Excess tax benefits on stock-based payment arrangements	—	—	2.3	—	—	—	2.3
Taxes withheld on issuance of stock-based awards	—	—	(13.0)	—	—	—	(13.0)
Purchases of treasury stock (Note 14)	—	(247.6)	—	—	—	—	(247.6)
Reissuances of treasury stock (Note 14)	—	13.1	(13.1)	—	—	—	—
Net sales of common stock for employee benefit trust	—	(0.3)	0.5	—	—	—	0.2
Stock-based compensation (Note 17)	—	—	44.9	—	—	—	44.9
Purchase of noncontrolling interest	—	—	(3.1)	—	—	0.1	(3.0)
Other	—	—	—	(1.7)	—	(3.2)	(4.9)
Balance at December 31, 2014	$2.9	$(1,439.1)	$731.9	$3,856.6	$(683.7)	$21.4	$2,490.0
Net income	—	—	—	393.1	—	1.7	394.8
Other comprehensive loss	—	—	—	—	(189.0)	—	(189.0)
Excess tax benefits on stock-based payment arrangements	—	—	0.2	—	—	—	0.2
Taxes withheld on issuance of stock-based awards	—	—	(8.8)	—	—	—	(8.8)
Purchases of treasury stock (Note 14)	—	(190.4)	—	—	—	—	(190.4)
Reissuances of treasury stock (Note 14)	—	13.7	(13.7)	—	—	—	—
Net purchases of common stock for employee benefit trust	—	1.0		—	—	—	1.0
Stock-based compensation (Note 17)	—	—	49.4	—	—	—	49.4
Other	—	—	—	—	—	(4.0)	(4.0)
Balance at December 31, 2015	$2.9	$(1,614.8)	$759.0	$4,249.7	$(872.7)	$19.1	$2,543.2

(In millions)	Common Stock	Common Stock Held in Treasury and Employee Benefit Trust	Capital in Excess of Par Value of Common Stock	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Non- controlling Interest	Total Stockholders’ Equity
Balance at December 31, 2015	$2.9	$(1,614.8)	$759.0	$4,249.7	$(872.7)	$19.1	$2,543.2
Net income (loss)	—	—	—	38.4	—	(1.4)	37.0
Other comprehensive income	—	—	—	—	63.0	—	63.0
Excess tax benefits on stock-based payment arrangements	—	—	0.2	—	—	—	0.2
Taxes withheld on issuance of stock-based awards	—	—	(8.6)	—	—	—	(8.6)
Purchases of treasury stock (Note 14)	—	(50.6)		—	—	—	(50.6)
Reissuances of treasury stock (Note 14)	—	21.8	(21.8)	—	—	—	—
Net sales of common stock for employee benefit trust	—	0.5	(0.7)	—	—	—	(0.2)
Stock-based compensation (Note 17)	—	—	44.9	—	—	—	44.9
Other	—	—	—	0.7		(3.1)	(2.4)
Balance at December 31, 2016	$2.9	$(1,643.1)	$773.0	$4,288.8	$(809.7)	$14.6	$2,626.5
The accompanying notes are an integral part of the consolidated financial statements.

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Nature of operations—FMC Technologies, Inc. and consolidated subsidiaries (“FMC Technologies,” “we,” “us” or “our”) designs, manufactures and services technologically sophisticated systems and products for our customers in the energy industry through our business segments: Subsea Technologies, Surface Technologies and Energy Infrastructure. We have manufacturing operations worldwide, strategically located to facilitate delivery of our products, systems and services to our customers.
Basis of presentation—Our consolidated financial statements were prepared in U.S. dollars and in accordance with U.S. generally accepted accounting principles (“GAAP”).
On February 25, 2011, our Board of Directors approved a two-for-one stock split of our outstanding shares of common stock. The stock split was completed in the form of a stock dividend; however, upon issuance of the common stock pursuant to the stock split, an amount equal to the aggregate par value of the additional shares of common stock issued was not reclassified from capital in excess of par value to common stock during the first quarter of 2011. This adjustment was made during the first quarter of 2014. All prior-year amounts have been revised to conform to the current year presentation. This adjustment had no overall effect on total equity and did not impact our overall financial position or results of operations for any period presented.
We revised our current derivative financial instrument asset and liability balances as of December 31, 2015 to eliminate certain intercompany derivative transactions. As a result, our total financial position as of December 31, 2015 decreased by $38.0 million.
Principles of consolidation—These consolidated financial statements include the accounts of FMC Technologies and its majority-owned subsidiaries and affiliates. Intercompany accounts and transactions are eliminated in consolidation.
Use of estimates—The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Such estimates include, but are not limited to, estimates of total contract profit or loss on long-term construction-type contracts; estimated realizable value on excess and obsolete inventory; estimates related to pension accounting; estimates related to fair value for purposes of assessing goodwill, long-lived assets and intangible assets for impairment; estimates related to income taxes; and estimates related to contingencies, including liquidated damages.
Investments in the common stock of unconsolidated affiliates—The equity method of accounting is used to account for investments in unconsolidated affiliates where we have the ability to exert significant influence over the affiliate’s operating and financial policies. The cost method of accounting is used where significant influence over the affiliate is not present.
Investments in unconsolidated affiliates are assessed for impairment whenever events or changes in facts and circumstances indicate the carrying value of the investments may not be fully recoverable. When such a condition is judgmentally determined to be other than temporary, the carrying value of the investment is written down to fair value. Management’s assessment as to whether any decline in value is other than temporary is based on our ability and intent to hold the investment and whether evidence indicating the carrying value of the investment is recoverable within a reasonable period of time outweighs evidence to the contrary. Management generally considers our investments in equity method investees to be strategic long-term investments and completes its assessments for impairment with a long-term viewpoint.
Reclassifications—Certain prior-year amounts have been reclassified to conform to the current year’s presentation. These reclassifications include net software cost reclassification from other assets to intangible assets on the consolidated balance sheets.
Revenue recognition—Revenue is generally recognized once the following four criteria are met: i) persuasive evidence of an arrangement exists, ii) delivery of the equipment has occurred (which is upon shipment or when customer-specific acceptance requirements are met) or services have been rendered, iii) the price of the equipment or service is fixed and determinable, and iv) collectibility is reasonably assured. We record our sales net of any value added, sales or use tax.

For certain construction-type manufacturing and assembly projects that involve significant design and engineering efforts in order to satisfy detailed customer-supplied specifications, revenue is recognized using the percentage of completion method of accounting. Under the percentage of completion method, revenue is recognized as work progresses on each contract. We primarily apply the ratio of costs incurred to date to total estimated contract costs at completion to measure this ratio. If it is not possible to form a reliable estimate of progress toward completion, no revenue or costs are recognized until the project is complete or substantially complete. Any expected losses on construction-type contracts in progress are charged to earnings, in total, in the period the losses are identified.
Modifications to construction-type contracts, referred to as “change orders,” effectively change the provisions of the original contract, and may, for example, alter the specifications or design, method or manner of performance, equipment, materials, sites and/or period for completion of the work. If a change order represents a firm price commitment from a customer, we account for the revised estimate as if it had been included in the original estimate, effectively recognizing the pro rata impact of the new estimate on our calculation of progress toward completion in the period in which the firm commitment is received. If a change order is unpriced: (1) we include the costs of contract performance in our calculation of progress toward completion in the period in which the costs are incurred or become probable; and (2) when it is determined that the revenue is probable of recovery, we include the change order revenue, limited to the costs incurred to date related to the change order, in our calculation of progress toward completion. Unpriced change orders included in revenue were immaterial to our consolidated revenue for all periods presented. Margin is not recorded on unpriced change orders unless realization is assured beyond a reasonable doubt. The assessment of realization may be based upon our previous experience with the customer or based upon our receipt of a firm price commitment from the customer.
Progress billings are generally issued upon completion of certain phases of the work as stipulated in the contract. Revenue in excess of progress billings are reported in costs in excess of billings in our consolidated balance sheets. Progress billings and cash collections in excess of revenue recognized on a contract are classified as billings in excess of costs and advance payments, respectively in our consolidated balance sheets. Revenue generated from the installation portion of construction-type contracts is included in product revenue in our consolidated statements of income.
Shipping and handling costs—Shipping and handling costs are recorded as cost of product revenue in our consolidated statements of income. Shipping and handling costs billed to customers are recorded as a component of revenue.
Cash equivalents—Cash equivalents are highly-liquid, short-term instruments with original maturities of three months or less from their date of purchase.
Trade receivables, net of allowances—An allowance for doubtful accounts is provided on receivables equal to the estimated uncollectible amounts. This estimate is based on historical collection experience and a specific review of each customer’s receivable balance.
Inventories—Inventories are stated at the lower of cost or market. Inventory costs include those costs directly attributable to products, including all manufacturing overhead, but excluding costs to distribute. Cost is determined on the last-in, first-out (“LIFO”) basis for most significant domestic inventories, except certain inventories relating to construction-type contracts, which are stated at the actual production cost incurred to date, reduced by the portion of these costs identified with revenue recognized. The first-in, first-out (“FIFO”) method is used to determine the cost for most other inventories, including certain domestic inventories in our surface integrated services business.
Investments—The appropriate classification of investments in marketable equity securities is determined at the time of purchase and re-evaluated as of each subsequent reporting date. Securities classified as trading securities are carried at fair value with gains and losses on these securities recognized through other income (expense), net. Trading securities are primarily comprised of marketable equity mutual funds that approximate a portion of our liability under our Non-Qualified Savings and Investment Plan (“Non-Qualified Plan”). We did not have any available-for-sale securities at December 31, 2016 or 2015. Investments classified as held-to-maturity are based on our positive intent and ability to hold to these investments to maturity. Held-to-maturity investments are carried at amortized cost and were $60.0 million at December 31, 2016, representing investments made during 2016 in Angolan bonds with a two-year contractual maturity as of December 2016.
Property, plant and equipment—Property, plant, and equipment is recorded at cost. Depreciation is principally provided on the straight-line basis over the estimated useful lives of the assets (land improvements—20 to 35 years; buildings—20 to 50 years; and machinery and equipment—3 to 20 years). Gains and losses are realized upon the sale or retirement of assets and are recorded in other income (expense), net on our consolidated statements of income. Maintenance and repair costs are expensed as incurred. Expenditures that extend the useful lives of property, plant and equipment are capitalized and depreciated over the estimated new remaining life of the asset.

Impairment of property, plant and equipment—Property, plant and equipment are reviewed for impairment whenever events or changes in circumstances indicate the carrying value of the long-lived asset may not be recoverable. The carrying value of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. If it is determined that an impairment loss has occurred, the impairment loss is measured as the amount by which the carrying value of the long-lived asset exceeds its fair value.
Long-lived assets classified as held for sale are reported at the lower of carrying value or fair value less cost to sell.
Goodwill —Goodwill is not subject to amortization but is tested for impairment on an annual basis (or more frequently if impairment indicators arise). We have established October 31 as the date of our annual test for impairment of goodwill. Reporting units with goodwill are tested for impairment by first assessing qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of the reporting unit is less than its carrying amount. If after assessing the totality of events or circumstances, or based on management’s judgment, we determine it is more likely than not that the fair value of a reporting unit is less than its carrying amount, a two-step impairment test is performed. The first step compares the fair value of the reporting unit (measured as the present value of expected future cash flows) to its carrying amount. If the fair value of the reporting unit is less than its carrying amount, a second step is performed. In this step, the fair value of the reporting unit is allocated to its assets and liabilities to determine the implied fair value of goodwill, which is used to measure the impairment loss.

Intangible assets—Our acquired intangible assets are generally amortized on a straight-line basis over their estimated useful lives, which generally range from 7 to 40 years. Our acquired intangible assets do not have indefinite lives. Intangible assets are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of the intangible asset may not be recoverable. The carrying amount of an intangible asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. If it is determined that an impairment loss has occurred, the loss is measured as the amount by which the carrying amount of the intangible asset exceeds its fair value.
Capitalized software costs are recorded at cost. Capitalized software costs include purchases of software and internal and external costs incurred during the application development stage of software projects. These costs are amortized on a straight-line basis over the estimated useful lives. For internal use software, the useful lives range from three to ten years. For Internet website costs, the estimated useful lives do not exceed three years.
Debt Costs—Debt issuance costs related to our revolving credit facility are classified as a deferred asset in other current assets on our consolidated balance sheets. Debt issuance costs related to all other debt instruments are treated as a reduction of the associated liability.
Legal Costs—Legal costs associated with loss contingencies are expensed as incurred; consequently, loss contingencies do not include legal costs expected to be incurred.
Fair value measurements—Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the reporting date. The fair value framework requires the categorization of assets and liabilities measured at fair value into three levels based upon the assumptions (inputs) used to price the assets or liabilities, with the exception of certain assets and liabilities measured using the net asset value practical expedient, which are not required to be leveled. Level 1 provides the most reliable measure of fair value, whereas Level 3 generally requires significant management judgment. The three levels are defined as follows:

•	Level 1: Unadjusted quoted prices in active markets for identical assets and liabilities.

•
Level 2: Observable inputs other than quoted prices included in Level 1. For example, quoted prices for similar assets or liabilities in active markets or quoted prices for identical assets or liabilities in inactive markets.

•	Level 3: Unobservable inputs reflecting management’s own assumptions about the assumptions market participants would use in pricing the asset or liability.

Income taxes—Current income taxes are provided on income reported for financial statement purposes, adjusted for transactions that do not enter into the computation of income taxes payable in the same year. Deferred tax assets and liabilities are measured using enacted tax rates for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. A valuation allowance is established whenever management believes that it is more likely than not that deferred tax assets may not be realizable.
U.S. income taxes are not provided on our equity in undistributed earnings of foreign subsidiaries or affiliates to the extent we have determined that the earnings are indefinitely reinvested. U.S. income taxes are provided on such earnings in the period in which we can no longer support that such earnings are indefinitely reinvested.
Tax benefits related to uncertain tax positions are recognized when it is more likely than not, based on the technical merits, that the position will be sustained upon examination.
We classify interest expense and penalties recognized on underpayments of income taxes as income tax expense.
Stock-based employee compensation—We measure stock-based compensation expense on restricted stock awards based on the market price at the grant date and the number of shares awarded. The stock-based compensation expense for each award is recognized ratably over the applicable service period or the period beginning at the start of the service period and ending when an employee becomes eligible for retirement. Forfeitures are recognized as they occur.
Common stock held in employee benefit trust—Shares of our common stock are purchased by the plan administrator of the Non-Qualified Plan and placed in a trust owned by us. Purchased shares are recorded at cost and classified as a reduction of stockholders’ equity on the consolidated balance sheets.
Earnings per common share (“EPS”)—Basic EPS is computed using the weighted-average number of common shares outstanding during the year. We use the treasury stock method to compute diluted EPS which gives effect to the potential dilution of earnings that could have occurred if additional shares were issued for awards granted under our incentive compensation and stock plan. The treasury stock method assumes proceeds that would be obtained upon exercise of awards granted under our incentive compensation and stock plan are used to purchase outstanding common stock at the average market price during the period.
Warranty obligations—We provide warranties of various lengths and terms to certain customers based on standard terms and conditions and negotiated agreements. Estimated cost of warranties are accrued at the time revenue is recognized for products where reliable, historical experience of warranty claims and costs exists or when additional specific obligations are identified. The obligation reflected in other current liabilities on the consolidated balance sheets is based on historical experience by product and considers failure rates and the related costs in correcting a product failure. Should actual product failure rates or repair costs differ from our current estimates, revisions to the estimated warranty liability would be required.
Foreign currency—Financial statements of operations for which the U.S. dollar is not the functional currency, and are located in non-highly inflationary countries, are translated into U.S. dollars prior to consolidation. Assets and liabilities are translated at the exchange rate in effect at the balance sheet date, while income statement accounts are translated at the average exchange rate for each period. For these operations, translation gains and losses are recorded as a component of accumulated other comprehensive income (loss) in stockholders’ equity until the foreign entity is sold or liquidated. For operations in highly inflationary countries and where the local currency is not the functional currency, inventories, property, plant and equipment, and other non-current assets are converted to U.S. dollars at historical exchange rates, and all gains or losses from conversion are included in net income. Foreign currency effects on cash, cash equivalents and debt in hyperinflationary economies are included in interest income or expense.

Derivative instruments—Derivatives are recognized on the consolidated balance sheets at fair value, with classification as current or non-current based upon the maturity of the derivative instrument. Changes in the fair value of derivative instruments are recorded in current earnings or deferred in accumulated other comprehensive income (loss), depending on the type of hedging transaction and whether a derivative is designated as, and is effective as, a hedge. Each instrument is accounted for individually and assets and liabilities are not offset.
Hedge accounting is only applied when the derivative is deemed to be highly effective at offsetting changes in anticipated cash flows of the hedged item or transaction. Changes in fair value of derivatives that are designated as cash flow hedges are deferred in accumulated other comprehensive income (loss) until the underlying transactions are recognized in earnings. At such time, related deferred hedging gains or losses are recorded in earnings on the same line as the hedged item. Effectiveness is assessed at the inception of the hedge and on a quarterly basis. Effectiveness of forward contract cash flow hedges are assessed based solely on changes in fair value attributable to the change in the spot rate. The change in the fair value of the contract related to the change in forward rates is excluded from the assessment of hedge effectiveness. Changes in this excluded component of the derivative instrument, along with any ineffectiveness identified, are recorded in earnings as incurred. We document our risk management strategy and hedge effectiveness at the inception of, and during the term of, each hedge.
We also use forward contracts to hedge foreign currency assets and liabilities, for which we do not apply hedge accounting. The changes in fair value of these contracts are recognized in other income (expense), net on our consolidated statements of income, as they occur and offset gains or losses on the remeasurement of the related asset or liability.
Cash flows from derivative contracts are reported in the consolidated statements of cash flows in the same categories as the cash flows from the underlying transactions.
NOTE 2. MERGER OF FMC TECHNOLOGIES AND TECHNIP
In May 2016 FMC Technologies announced its intention to enter into a business combination with Technip S.A. (“Technip”). On June 14, 2016, FMC Technologies and Technip entered into a definitive business combination agreement providing for the business combination among FMC Technologies, FMC Technologies SIS Limited, a private limited company incorporated under the laws of England and Wales and a wholly-owned subsidiary of FMC Technologies, and Technip. On August 4, 2016, FMC Technologies SIS Limited changed its name to TechnipFMC Limited and was subsequently re-registered under the laws of England and Wales on January 11, 2017 as TechnipFMC plc (“TechnipFMC”). On December 5, 2016, the definitive business combination agreement was approved by the shareholders of both FMC Technologies and Technip.
On January 16, 2017, the business combination was completed. Pursuant to the terms of the definitive business combination agreement, Technip merged with and into TechnipFMC, with TechnipFMC continuing as the surviving company (the “Technip Merger”), and each ordinary share of Technip (the “Technip Shares”), other than Technip Shares owned by Technip or its wholly-owned subsidiaries, were exchanged for 2.0 ordinary shares of TechnipFMC, subject to the terms of the definitive business combination agreement. Immediately following the Technip Merger, a wholly-owned indirect subsidiary of TechnipFMC (“Merger Sub”) merged with and into FMC Technologies, with FMC Technologies continuing as the surviving company and as a wholly-owned indirect subsidiary of TechnipFMC (the “FMCTI Merger”), and each share of common stock of FMC Technologies (the “FMCTI Shares”), other than FMCTI Shares owned by FMCTI, TechnipFMC, Merger Sub or their respective wholly-owned subsidiaries, were exchanged for 1.0 ordinary share of TechnipFMC, subject to the terms of the definitive business combination agreement.
Business combination transaction and integration costs incurred were $45.2 million and $3.5 million during the years ended December 31, 2016 and 2015, respectively. Under the acquisition method of accounting, Technip was identified as the accounting acquirer.

NOTE 3. NEW ACCOUNTING STANDARDS
Recently Adopted Accounting Standards
Effective January 1, 2016, we adopted the Accounting Standards Update (“ASU”) No. 2016-09, “Improvements to Employee Share-Based Payment Accounting.” Among other amendments, this update requires that excess tax benefits or deficiencies be recognized as income tax expense or benefit in the income statement and eliminates the requirement to reclassify excess tax benefits and deficiencies from operating activities to financing activities in the statement of cash flows. This updated guidance also gives an entity the election to either (i) estimate the forfeiture rate of employee stock-based awards or (ii) account for forfeitures as they occur. Prospectively beginning January 1, 2016, tax deficiencies have been reflected as income tax expense in the accompanying consolidated statement of income resulting in $5.8 million of additional tax expense for the year ended December 31, 2016. We elected to retrospectively classify excess tax benefits and deficiencies as operating activity and these amounts, which were immaterial for all periods presented, are reflected in the income taxes payable, net line item in the accompanying consolidated statement of cash flows. In addition, we elected to change our accounting policy to account for forfeitures in compensation cost as they occur. We believe this method is preferable as it better reflects actual stock-based compensation expense.
Recently Issued Accounting Standards
In May 2014, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2014-09, “Revenue from Contracts with Customers.” This update requires an entity to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The ASU will supersede most existing GAAP related to revenue recognition and will supersede some cost guidance in existing GAAP related to construction-type and production-type contract accounting. Additionally, the ASU will significantly increase disclosures related to revenue recognition. In August 2015, the FASB issued ASU No. 2015-14 which deferred the effective date of ASU No. 2014-09 by one year, and as a result, is now effective for us on January 1, 2018. In March 2016, the FASB issued ASU No. 2016-08, “Principal versus Agent Considerations (Reporting Revenue Gross versus Net)” which clarifies the implementation guidance on principal versus agent considerations. Early application is permitted to the original effective date of January 1, 2017. Entities are permitted to apply the amendments either retrospectively to each prior reporting period presented or retrospectively with the cumulative effect of initially applying the ASU recognized at the date of initial application. During the third quarter of 2016, we completed the initial evaluation of the new standard and the related assessment and review of a representative sample of existing revenue contracts with our customers. We determined, on a preliminary basis, that although the timing and pattern of revenue recognition will remain largely unchanged, the analysis used to determine the timing and pattern of revenue recognition will differ. We also determined the primary impact of the adoption on our consolidated financial statements will be the additional required disclosures around revenue recognition in the notes to the consolidated financial statements. We have not determined the effect of the ASU on our internal control over financial reporting or other changes in business practices and processes but will do so in the design and implementation phase to occur over the next year. Due to the completion of the merger between FMC Technologies and Technip on January 16, 2017, our assessments and preliminary conclusions will be re-evaluated in context of TechnipFMC's combined operations and contracts with its customers.
In July 2015, the FASB issued ASU No. 2015-11, “Simplifying the Measurement of Inventory.” This update requires in scope inventory to be measured at the lower of cost and net realizable value rather than at the lower of cost or market under existing guidance. The amendments in this ASU are effective for us on January 1, 2017 and are required to be adopted prospectively. Early application is permitted. The adoption of this ASU did not have a material effect on our consolidated financial statements.
In February 2016, the FASB issued ASU No. 2016-02, “Leases.” This update requires that a lessee recognize in the statement of financial position a liability to make lease payments and a right-of-use asset representing its right to use the underlying asset for the lease term. For leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election by class of underlying asset not to recognize lease assets and lease liabilities. Similar to current guidance, the update continues to differentiate between finance leases and operating leases, however this distinction now primarily relates to differences in the manner of expense recognition over time and in the classification of lease payments in the statement of cash flows. The updated guidance leaves the accounting for leases by lessors largely unchanged from existing GAAP. Early application is permitted. Entities are required to use a modified retrospective adoption, with certain relief provisions, for leases that exist or are entered into after the beginning of the earliest comparative period in the financial statements when adopted. The guidance will become effective for us on January 1, 2019. The impacts that adoption of the ASU is expected to have on our consolidated financial statements and related disclosures are being evaluated. Additionally, we have not determined the effect of the ASU on our internal control over financial reporting or other changes in business practices and processes. Due to the completion of the merger between FMC Technologies and Technip on January 16, 2017, we will continue with the assessment and implementation of the ASU within the newly combined company.

In October 2016, the FASB issued ASU No. 2016-16, “Intra-Entity Transfers of Assets Other Than Inventory.” This update requires that income tax consequences are recognized on an intra-entity transfer of an asset other than inventory when the transfer occurs. The amendments in this ASU are effective for us on January 1, 2018 and are required to be adopted on a modified retrospective basis. Early application is permitted. Due to the completion of the merger between FMC Technologies and Technip on January 16, 2017, we will evaluate the impact of this ASU within the newly combined company.
In January 2017, the FASB issued ASU No. 2017-04, “Simplifying the Test for Goodwill Impairment.” This update eliminates Step 2 from the goodwill impairment test. An annual or interim goodwill test should be performed by comparing the fair value of a reporting unit with its carrying amount. Income tax effects from any tax deductible goodwill on the carrying amount of the reporting unit should also be considered when measuring any applicable goodwill impairment loss. This updated guidance also eliminates the requirements for any reporting unit with a zero or negative carrying amount to perform a qualitative assessment and if it fails that qualitative assessment, to perform Step 2 of the goodwill impairment test. Any goodwill amount allocated to a reporting unit with a zero or negative carrying amount net of assets is required to be disclosed. The amendments in this ASU are effective for us January 1, 2020 and are required to be adopted prospectively. Early adoption is permitted. Due to the completion of the merger between FMC Technologies and Technip on January 16, 2017, we will evaluate the impact of this ASU within the newly combined company.
Change in Accounting Principle
Effective January 1, 2016, we changed the method of valuing inventory for certain domestic inventories in our surface integrated services business from the last-in, first-out (LIFO) method to the first-in, first-out (FIFO) method under GAAP. The cumulative effect, net of income taxes, of the change in accounting principle was approximately $12.3 million and was recorded as an increase to retained earnings as of January 1, 2013. The statements of income for the years ended December 31, 2013, 2014, and 2015, including interim periods therein, were not retroactively adjusted as the adjustment for each of the periods was not material. We believe the FIFO method is preferable as it better reflects the current value of inventory reported in the consolidated balance sheets, provides for better matching of costs of goods sold with related revenue, provides for greater consistency and uniformity across our operations with respect to the method of inventory valuation, and is the method used by management to monitor the financial results of the business for operational and financial planning.

NOTE 4. EARNINGS PER SHARE
A reconciliation of the number of shares used for the basic and diluted earnings per share calculation was as follows:

	Year Ended December 31,
(In millions, except per share data)	2016	2015	2014
Income from continuing operations attributable to FMC Technologies, Inc.	$48.5	$393.1	$699.9
Weighted average number of shares outstanding	227.2	230.9	236.3
Dilutive effect of restricted stock units	1.4	0.8	0.6
Total shares and dilutive securities	228.6	231.7	236.9

Basic earnings per share from continuing operations attributable to FMC Technologies, Inc.	$0.21	$1.70	$2.96
Diluted earnings per share from continuing operations attributable to FMC Technologies, Inc.	$0.21	$1.70	$2.95

NOTE 5. RESTRUCTURING AND IMPAIRMENT EXPENSE
Restructuring and impairment expense were as follows:

	Year Ended December 31,
(In millions)	2016	2015	2014
Restructuring expense:
Subsea Technologies	$11.2	$28.0	$4.9
Surface Technologies	26.7	12.0	—
Energy Infrastructure	3.0	5.7	—
Corporate and other	9.4	—	—
Total restructuring expense	50.3	45.7	4.9
Impairment expense:
Subsea Technologies	3.0	5.1	—
Surface Technologies	38.3	61.4	—
Energy Infrastructure	—	—	—
Corporate and other	1.3	—	—
Total impairment expense	42.6	66.5	—
Total restructuring and impairment expense	$92.9	$112.2	$4.9
Restructuring—As a result of the decline in crude oil prices and its effect on the demand for products and services in the oilfield services industry worldwide, beginning in 2015, we initiated a company-wide reduction in workforce and facility consolidation intended to reduce costs and better align our workforce with current and anticipated activity levels, which resulted in the recognition of severance costs relating to termination benefits and other restructuring charges.
Asset impairments—We conduct impairment tests on long-lived assets whenever events or changes in circumstances indicate the carrying value may not be recoverable. The carrying value of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition over the asset’s remaining useful life. Our review of recoverability of the carrying value of our assets considers several assumptions including the intended use and service potential of the asset.
The prolonged downturn in the energy market and its corresponding impact on our business outlook led us to conclude the carrying amount of certain long-lived assets in our U.S. surface integrated services business exceeded their fair values. The low commodity price environment’s impact on our outlook for revenue growth and profitability of our U.S. surface integrated services business led us to record impairment charges in our Surface Technologies segment during the year ended December 31, 2016. These asset impairments included impairment charges of our flowback property, plant and equipment and related customer relationships intangible assets of $12.4 million and $3.4 million, respectively, to record the assets to their combined fair value of $44.7 million as of March 31, 2016.
Also, we recorded impairment charges of $15.3 million and $2.8 million, to our wireline equipment and allocated goodwill, respectively, to record the assets to their combined fair value of $20.0 million as of March 31, 2016. The impairment charges, recorded in our Surface Technologies segment, include wireline operations in both the United States and Canada and relate to the sale of these assets. Refer to Note 6 for information related to the sale of these assets.
During the year ended December 31, 2015, we recorded impairment charges in our Surface Technologies segment of $54.7 million related to our Canadian surface integrated services business. These charges include the complete impairment of customer relationships intangible asset and goodwill in our Canadian surface integrated services reporting unit of $33.3 million and $8.4 million, respectively, as well as a charge of $13.0 million to record wireline and flowback long-lived assets at their fair value of $39.4 million as of September 30, 2015. Refer to Note 19 to these consolidated financial statements for a discussion of the method used to determine the fair value of these assets. We did not record any impairment expenses during the year ended December 31, 2014.

NOTE 6. DISPOSITION OF BUSINESSES AND DISCONTINUED OPERATIONS
Material Handling Products—On April 30, 2014, we completed the sale of our equity interests of Technisys, Inc., a Utah corporation, and FMC Technologies Energy Holdings Ltd., a private limited liability company organized under the laws of Hong Kong, and assets primarily representing a product line of our material handling business (“Material Handling Products”) to Syntron Material Handling, LLC, an affiliate of Levine Leichtman Capital Partners Private Capital Solutions II, L.P. Material Handling Products was historically reported in our Energy Infrastructure segment. Net of working capital adjustments, we recognized a pretax gain of $84.3 million on the sale during the year ended December 31, 2014.
Wireline Operations—On June 1, 2016, we completed the sale of our wireline operations in our surface integrated services businesses in the United States and Canada to Reliance Oilfield Services, LLC. Results of operations related to our wireline operations were historically reported in our Surface Technologies segment. We recognized a $0.7 million loss on the sale during the year ended December 31, 2016.
Blending and Transfer—On November 7, 2016, we completed the sale of our blending and transfer business to Emerson Electric Co. Results of operations related to our blending and transfer business were historically reported in our Energy Infrastructure segment. We recognized a $7.2 million gain on the sale during the year ended December 31, 2016.
Discontinued Operations—In 2007, the Algerian Tax Authority issued a notice of tax assessment against SOFEC Floating Systems, Inc. (“SOFEC”) for calendar years 2003 through 2006. SOFEC, a former wholly-owned subsidiary of FMC Technologies, issued a protest in 2009 in response to the assessment, and during 2016, we were notified the tax assessment protest was officially rejected. During the period assessed, SOFEC engaged in a multi-year supply and installation project for Sonatrach, Algeria’s national oil company. During the year ended December 31, 2016, we expensed approximately $10.1 million, net of income taxes, related to this discontinued operation.

NOTE 7. INVENTORIES
Inventories consisted of the following:

	December 31,
(In millions)	2016	2015
		As Adjusted
Raw materials	$114.7	$149.9
Work in process	85.3	114.8
Finished goods	610.5	723.4
	810.5	988.1
LIFO and valuation adjustments	(216.4)	(224.0)
Inventory, net	$594.1	$764.1
Historically, we have held quantities of inventory in our Surface Technologies segment necessary to react to fast-paced changes in customer demand, particularly in the North American market. As a result of the decline in crude oil prices and its effect on demand for products and services in the oilfield services industry as well as changes in the pattern of demand for certain types of inventory, we recorded $41.1 million of inventory valuation reserves in our Surface Technologies segment during the year ended December 31, 2015.
Net inventories accounted for under the LIFO method totaled $172.1 million and $253.6 million at December 31, 2016 and 2015, respectively. The current replacement costs of LIFO inventories exceeded their recorded values by $68.2 million and $90.2 million at December 31, 2016 and 2015, respectively. In 2016 and 2015 there were reductions in certain LIFO inventories which were carried at costs lower than current replacement costs. The result was a decrease in the cost of sales by $0.8 million and $2.3 million for 2016 and 2015, respectively. There was no reduction to the base LIFO inventory in 2014.

NOTE 8. EQUITY METHOD INVESTMENTS
FTO Services—FMC Technologies Offshore, LLC (“FTO Services”) is an affiliated company in the form of a joint venture between FMC Technologies and Edison Chouest Offshore LLC. We have accounted for our 50% investment using the equity method of accounting, and its results are reported in our Subsea Technologies segment. Additionally, prior to its expiration, debt obligations under a revolving credit facility of FTO Services were jointly and severally guaranteed by FMC Technologies and Edison Chouest Offshore LLC. Refer to Note 13 for additional information regarding the guarantee.
FTO Services experienced net losses since formation due to expenses related to startup of operations and as a result of the downturn in the oilfield services industry. We recognized $22.4 million and $44.5 million of losses from equity earnings in affiliates related to FTO Services for the years ended December 31, 2016 and 2015, which are included in lease and other income in the accompanying consolidated statements of income. The carrying value of our equity method investment in FTO Services was $(5.4) million as of December 31, 2016, and is included as a component of other current liabilities in the accompanying consolidated balance sheet. Due to market conditions, FMC Technologies and Edison Chouest Offshore LLC agreed during the third quarter of 2016 to dissolve FTO Services. Substantially all activities related to the joint venture have ceased. As part of the anticipated dissolution, we performed under the revolving credit facility guarantee with joint and equal payments of the maximum potential amount made by FMC Technologies and Edison Chouest Offshore LLC.
Forsys Subsea—Forsys Subsea Limited (“Forsys Subsea”) is an affiliated company in the form of a joint venture between FMC Technologies and Technip. Forsys Subsea provides front-end engineering and life-of-field decision support services for subsea fields globally, and its results are reported in our Subsea Technologies segment. We have accounted for our 50% investment using the equity method of accounting. Forsys Subsea has experienced net losses since formation due to expenses related to startup of operations and as a result of the downturn in the oilfield services industry. We recognized $14.1 million and $9.3 million of losses from equity earnings in affiliates related to Forsys Subsea for the years ended December 31, 2016 and 2015, which are included in lease and other income in the accompanying consolidated statements of income.
As a result of the merger of FMC Technologies and Technip on January 16, 2017 which formed TechnipFMC, Forsys Subsea became a consolidated subsidiary of TechnipFMC. Refer to Note 2 for additional information regarding the business combination between FMC Technologies and Technip.

NOTE 9. PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment consisted of the following:

	December 31,
(In millions)	2016	2015
Land and land improvements	$79.5	$78.4
Buildings	395.4	385.6
Machinery and equipment	1,650.6	1,620.8
Construction in process	129.9	178.8
	2,255.4	2,263.6
Accumulated depreciation	(992.7)	(892.1)
Property, plant and equipment, net	$1,262.7	$1,371.5
Depreciation expense was $167.0, million, $179.5 million and $170.8 million in 2016, 2015 and 2014, respectively. The amount of interest cost capitalized was $1.8 million, $1.6 million and $0.9 million in 2016, 2015 and 2014, respectively.

NOTE 10. GOODWILL AND INTANGIBLE ASSETS
Goodwill—The carrying amount of goodwill by reporting segment was as follows:

(In millions)	Subsea Technologies	Surface Technologies	Energy Infrastructure	Total
December 31, 2015	$357.4	$71.9	$85.4	$514.7
Blending and Transfer divestiture(1)	—	—	(1.4)	(1.4)
UCOS® product group transfer (2)	2.7	—	(2.7)	—
Impairment	—	(2.8)	—	(2.8)
Translation	6.4	1.1	(0.1)	7.4
December 31, 2016	$366.5	$70.2	$81.2	$517.9
______________________________

(1)	Refer to Note 6 for information related to the Blending and Transfer divestiture.

(2)	Beginning in the first quarter of 2016, UCOS® product group results are included in Subsea Technologies. Refer to Note 21 for additional disclosure.
Refer to Note 5 to these consolidated financial statements for additional disclosure related to impairment of goodwill during the years ended December 31, 2016 and 2015. We did not recognize any impairment for the year ended December 31, 2014 as the fair values of our reporting units with goodwill balances exceeded their carrying amounts.
Intangible assets—The components of intangible assets were as follows:

	December 31,
	2016		2015
(In millions)	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Customer relationships	$92.6	$38.2	$96.8	$33.6
Patents and acquired technology	247.3	106.4	248.5	90.0
Trademarks	37.3	14.4	35.7	11.2
Software	150.8	95.0	142.8	82.7
Other	5.1	5.1	5.2	5.1
Total intangible assets	$533.1	$259.1	$529.0	$222.6
Refer to Note 5 to these consolidated financial statements for disclosure related to intangible asset impairment charges. We did not have any material additions to our intangible assets during 2016 or 2015.
All of our acquired identifiable intangible assets are subject to amortization and, where applicable, foreign currency translation adjustments. We recorded $44.3 million, $43.9 million and $41.5 million in amortization expense related to intangible assets during the years ended December 31, 2016, 2015 and 2014, respectively. During the years 2017 through 2021, annual amortization expense is expected to be as follows: $39.1 million in 2017, $36.1 million in 2018, $32.9 million in 2019, $30.9 million in 2020, $28.7 million in 2021 and $106.3 million thereafter.

NOTE 11. DEBT
Credit facility—On September 24, 2015, we entered into a $2.0 billion revolving credit agreement (“credit agreement”) with Wells Fargo Bank, National Association, as Administrative Agent. The credit agreement is a five-year, revolving credit facility expiring in September 2020. Subject to certain conditions, at our request the aggregate commitments under the credit agreement may be increased by an additional $500.0 million.
Borrowings under the credit agreement bear interest at the highest of three base rates or the London interbank offered rate (“LIBOR”), at our option, plus an applicable margin. Depending on our senior unsecured credit rating, the applicable margin for revolving loans varies (i) in the case of LIBOR loans, from 1.00% to 1.75% and (ii) in the case of base rate loans, from 0.00% to 0.75%.
In connection with the new credit agreement, we terminated our previously existing $1.5 billion five-year revolving credit agreement.
On January 12, 2017, FMC Technologies, Inc. and Technip Eurocash SNC entered into a $2.5 billion five-year senior unsecured revolving credit facility agreement (“facility agreement”) with JPMorgan Chase Bank, National Association, as agent and an arranger, SG Americas Securities LLC as an arranger, and the lenders party thereto. Our previously existing $2.0 billion five-year revolving credit agreement was terminated upon availability of the facility agreement. Refer to Note 25 to these consolidated financial statements for additional disclosure related to the facility agreement.
Senior Notes—On September 21, 2012, we completed the public offering of $300.0 million aggregate principal amount of 2.00% senior notes due October 2017 (the “2017 Notes”) and $500.0 million aggregate principal amount of 3.45% senior notes due October 2022 (the “2022 Notes” and, collectively with the 2017 Notes, the “Senior Notes”). Interest on the Senior Notes is payable semi-annually in arrears on April 1 and October 1 of each year, beginning April 1, 2013. Net proceeds from the offering of $793.8 million were used for the repayment of outstanding commercial paper and indebtedness under our revolving credit facility.
The terms of the Senior Notes are governed by the indenture (the “Base Indenture”), dated as of September 21, 2012 between FMC Technologies and U.S. Bank National Association, as trustee (the “Trustee”), as amended and supplemented by the First Supplemental Indenture between FMC Technologies and the Trustee (the “First Supplemental Indenture”) relating to the issuance of the 2017 Notes and the Second Supplemental Indenture between FMC Technologies and the Trustee (the “Second Supplemental Indenture”) relating to the issuance of the 2022 Notes.
At any time prior to their maturity in the case of the 2017 Notes, and at any time prior to July 1, 2022, in the case of the 2022 Notes, we may redeem some or all of the Senior Notes at the redemption prices specified in the First Supplemental Indenture and Second Supplemental Indenture, respectively. At any time on or after July 1, 2022, we may redeem some or all of the 2022 Notes at the redemption price equal to 100% of the principal amount of the 2022 Notes redeemed. The Senior Notes are our senior unsecured obligations. The Senior Notes will rank equally in right of payment with all of our existing and future unsubordinated debt, and will rank senior in right of payment to all of our future subordinated debt.
Commercial paper—Under our commercial paper program, we have the ability to access $1.5 billion of short-term financing through our commercial paper dealers subject to the limit of unused capacity of our revolving credit agreement. Commercial paper borrowings are issued at market interest rates. Commercial paper borrowings as of December 31, 2016, had a weighted average interest rate of 1.20%.
Term loan—In August 2013, we entered into a R$60.7 million term loan agreement in Brazil maturing on August 15, 2016, with Itaú BBA., as Administrative Agent. Under the loan agreement, interest accrues at an annual rate of 5.50%. Principal is due at maturity and interest is paid quarterly. At maturity, all outstanding amounts under the term loan were repaid.
Foreign uncommitted credit—We have uncommitted credit lines at many of our international subsidiaries for immaterial amounts. We utilize these facilities to provide a more efficient daily source of liquidity. The effective interest rates depend upon the local national market.

Short-term debt and current portion of long-term debt—Short-term debt and current portion of long-term debt consisted of the following:

	December 31,
(In millions)	2016	2015
2.00% Notes due 2017	$299.6	$—
Term loan	—	15.6
Capital leases	0.3	0.4
Foreign uncommitted credit facilities	17.4	5.9
Total short-term debt and current portion of long-term debt	$317.3	$21.9
Long-term debt—Long-term debt consisted of the following:

	December 31,
(In millions)	2016	2015
Revolving credit facility	$—	$—
Commercial paper (1)	410.1	337.2
2.00% Notes due 2017	299.6	299.1
3.45% Notes due 2022	497.9	497.5
Term loan	—	15.6
Capital leases	0.3	0.7
Total long-term debt	1,207.9	1,150.1
Less: current portion	(299.8)	(16.0)
Long-term debt, less current portion	$908.1	$1,134.1
_______________________

(1)
At December 31, 2016 and 2015, committed credit available under our revolving credit facility provided the ability to refinance our commercial paper obligations on a long-term basis. As we have both the ability and intent to refinance these obligations on a long-term basis, our commercial paper borrowings were classified as long-term in the consolidated balance sheets at December 31, 2016 and 2015.

Maturities of total long-term debt as of December 31, 2016, are payable as follows:

	Payments Due by Period
(In millions)	Total payments	Less than 1 year	1-3 years	3-5 years	After 5 years
Long-term debt	$1,207.9	$299.8	$410.2	$—	$497.9

NOTE 12. SALE LEASEBACK TRANSACTION
In March 2007, we sold and leased back property in Houston, Texas, consisting of land, offices and production facilities primarily related to the Subsea Technologies and Surface Technologies segments. We received net proceeds of $58.1 million in connection with the sale. The carrying value of the property sold was $20.3 million. We accounted for the transaction as a sale leaseback resulting in (i) first quarter 2007 recognition of $1.3 million of the $37.4 million gain on the transaction and (ii) the deferral of the remaining $36.1 million of the gain, which will be amortized to rent expense over the lease term. The deferred gain is presented in other liabilities in the consolidated balance sheet. The lease expires in 2022 and provides for two 5-year optional extensions. Annual rent of $4.2 million escalates 2.0% per year, and beginning in April 2017, annual rent will be re-established at $4.5 million and escalate 2.0% per year. The lease was recorded as an operating lease.

NOTE 13. COMMITMENTS AND CONTINGENT LIABILITIES
Commitments associated with leases—We lease office space, manufacturing facilities and various types of manufacturing and data processing equipment. Leases of real estate generally provide for payment of property taxes, insurance and repairs by us. Substantially all of our leases are classified as operating leases. Rent expense under operating leases amounted to $115.6 million, $131.2 million and $136.8 million in 2016, 2015 and 2014, respectively.
In March 2014 we entered into construction and operating lease agreements to finance the construction of manufacturing and office facilities located in Houston, TX. In January 2016, construction of the facilities was completed and rental payments under the operating lease commenced. Upon expiration of the operating lease in September 2021, we have the option to renew the lease, purchase the facilities or re-market the facilities on behalf of the lessor, including certain guarantees of residual value under the re-marketing option.
At December 31, 2016, future minimum rental payments under noncancellable operating leases were:

(In millions)
2017	$80.4
2018	65.3
2019	55.0
2020	46.2
2021	33.4
Thereafter	101.5
Total	381.8
Less income from subleases	2.3
Net minimum operating lease payments	$379.5
Contingent liabilities associated with guarantees—In the ordinary course of business, we enter into standby letters of credit, performance bonds, surety bonds and other guarantees with financial institutions for the benefit of our customers, vendors and other parties. These financial instruments at December 31, 2016, represented $597.5 million of guarantees related to our future performance and $52.0 million of guarantees to secure a portion of our existing financial obligations. We expect to replace these financial instruments as they mature through the issuance of new or the extension of existing letters of credit and surety bonds.
In August 2014 FMC Technologies entered into an arrangement to guarantee the debt obligations under a revolving credit facility of FTO Services, our joint venture with Edison Chouest Offshore LLC. Under the terms of the guarantee, FMC Technologies and Edison Chouest Offshore LLC jointly and severally guaranteed amounts under the revolving credit facility with a maximum potential amount of future payments of $40.0 million that would become payable if FTO Services defaults in payment under the terms of the revolving credit facility. The term of the guarantee, which expired in August 2016, was two years. During 2016, we performed under the guarantee with joint and equal payments of the maximum potential amount made by FMC Technologies and Edison Chouest Offshore LLC. Refer to Note 8 for additional information regarding the accounting for our investment in FTO Services.
Management believes the ultimate resolution of our known contingencies will not materially affect our consolidated financial position, results of operations, or cash flows.

Contingent liabilities associated with legal matters—We are involved in various pending or potential legal actions in the ordinary course of our business. Management is unable to predict the ultimate outcome of these actions, because of the inherent uncertainty of litigation. However, management believes that the most probable, ultimate resolution of these matters will not have a material adverse effect on our consolidated financial position, results of operations or cash flows.

NOTE 14. STOCKHOLDERS’ EQUITY
Capital stock—The following is a summary of our capital stock activity for the years ended December 31, 2016, 2015 and 2014:

(Number of shares in thousands)	Common Stock Issued	Common Stock Held in Employee Benefit Trust	Treasury Stock
December 31, 2013	286,318	180	50,318
Stock awards	—	—	(547)
Treasury stock purchases	—	—	4,855
Net stock purchased for (sold from) employee benefit trust	—	(13)	—
December 31, 2014	286,318	167	54,626
Stock awards	—	—	(523)
Treasury stock purchases	—	—	5,253
Net stock purchased for (sold from) employee benefit trust	—	(10)	—
December 31, 2015	286,318	157	59,356
Stock awards	—	—	(805)
Treasury stock purchases	—	—	1,889
Net stock purchased for (sold from) employee benefit trust	—	14	—
December 31, 2016	286,318	171	60,440
As of December 31, 2016, the Board of Directors had authorized 90 million shares of common stock under our share repurchase program. We repurchased $50.6 million, $190.4 million and $247.6 million of common stock during 2016, 2015 and 2014, respectively, under the authorized repurchase program. As of December 31, 2016, approximately 15.9 million shares remained available for purchase under the current program. Pursuant to the business combination agreement executed by FMC Technologies and Technip on June 14, 2016, repurchases of common stock during the period prior to the closing of the merger were suspended. We intend to hold repurchased shares in treasury for general corporate purposes, including issuances under our employee incentive compensation and stock plans. Treasury shares are accounted for using the cost method. Upon the consummation of the merger of FMC Technologies and Technip on January 16, 2017, our share repurchase program was effectively terminated. Refer to Note 2 to these consolidated financial statements for additional disclosure related to the merger.
The plan administrator of the Non-Qualified Plan purchases shares of our common stock on the open market. Such shares are placed in a trust owned by FMC Technologies.
No cash dividends were declared on our common stock in 2016, 2015 or 2014.

Accumulated other comprehensive loss—Accumulated other comprehensive loss consisted of the following:

(In millions)	Foreign Currency Translation	Hedging	Defined Pension and Other Post-Retirement Benefits	Accumulated Other Comprehensive Loss
December 31, 2014	$(311.9)	$(77.3)	$(294.5)	$(683.7)
Other comprehensive income (loss) before reclassifications, net of tax	(182.3)	(64.9)	(21.0)	(268.2)
Reclassification adjustment for net (gains) losses included in net income, net of tax	—	55.1	24.1	79.2
Other comprehensive income (loss), net of tax	(182.3)	(9.8)	3.1	(189.0)
December 31, 2015	(494.2)	(87.1)	(291.4)	(872.7)
Other comprehensive income (loss) before reclassifications, net of tax	38.8	(31.6)	(43.4)	(36.2)
Reclassification adjustment for net (gains) losses included in net income, net of tax	—	80.0	19.2	99.2
Other comprehensive income (loss), net of tax	38.8	48.4	(24.2)	63.0
December 31, 2016	$(455.4)	$(38.7)	$(315.6)	$(809.7)

Reclassifications out of accumulated other comprehensive loss—Reclassifications out of accumulated other comprehensive loss consisted of the following:

	Year Ended
(In millions)	December 31, 2016	December 31, 2015	December 31, 2014
Details about Accumulated Other Comprehensive Loss Components	Amount Reclassified out of Accumulated Other Comprehensive Loss			Affected Line Item in the Consolidated Statement of Income
Gains (losses) on hedging instruments
Foreign exchange contracts:	$(97.3)	$(122.8)	$(36.2)	Revenue
	4.9	53.9	34.2	Costs of sales
	—	(1.7)	(0.2)	Selling, general and administrative expense
	(0.2)	0.1	—	Research and development expense
	—	0.1	—	Interest expense
	(92.6)	(70.4)	(2.2)	Income before income taxes
	12.6	15.3	3.0	Provision for income taxes
	$(80.0)	$(55.1)	$0.8	Net income
Defined pension and other post-retirement benefits
Settlements and curtailments	$(2.4)	$(1.9)	$(24.9)	(a)
Amortization of actuarial loss	(25.3)	(31.2)	(18.6)	(a)
Amortization of prior service cost	(0.2)	(0.1)	(0.3)	(a)
Amortization of transition asset	0.1	0.1	0.1	(a)
	(27.8)	(33.1)	(43.7)	Income before income taxes
	8.6	9.0	15.5	Provision for income taxes
	$(19.2)	$(24.1)	$(28.2)	Net income
_______________________

(a)	These accumulated other comprehensive income components are included in the computation of net periodic pension cost (see Note 16 for additional details).

NOTE 15. INCOME TAXES
Components of income (loss) before income taxes—Domestic and foreign components of income (loss) before income taxes were as follows:

	Year Ended December 31,
(In millions)	2016	2015	2014
Domestic	$(356.4)	$(67.7)	$353.2
Foreign	484.4	568.6	707.7
Income before income taxes attributable to FMC Technologies, Inc.	$128.0	$500.9	$1,060.9
Provision for income tax—The provision for income taxes consisted of:

	Year Ended December 31,
(In millions)	2016	2015	2014
Current:
Federal	$(105.9)	$15.9	$139.6
State	3.8	(2.7)	11.7
Foreign	161.5	82.5	227.8
Total current	59.4	95.7	379.1
Deferred:
Increase in the valuation allowance for deferred tax assets	31.8	27.7	34.1
Decrease of deferred tax liability for change in tax rates	(0.6)	(3.9)	(2.3)
Other deferred tax (benefit) expense	(11.1)	(11.7)	(49.9)
Total deferred	20.1	12.1	(18.1)
Provision for income taxes	$79.5	$107.8	$361.0

Deferred tax assets and liabilities—Significant components of deferred tax assets and liabilities were as follows:

	December 31,
(In millions)	2016	2015
Deferred tax assets attributable to:
Accrued expenses	$72.7	$55.0
Non-deductible interest	64.0	43.8
Foreign tax credit carryforwards	73.1	29.3
Accrued pension and other post-retirement benefits	72.3	88.8
Stock-based compensation	38.3	34.4
Net operating loss carryforwards	68.6	44.7
Inventories	40.6	43.0
Research and development credit	8.7	4.7
Foreign exchange	(19.3)	4.1
Deferred tax assets	419.0	347.8
Valuation allowance	(90.8)	(58.3)
Deferred tax assets, net of valuation allowance	328.2	289.5
Deferred tax liabilities attributable to:
Revenue in excess of billings on contracts accounted for under the percentage of completion method	90.3	87.8
U.S. tax on foreign subsidiaries’ undistributed earnings not indefinitely reinvested	19.8	0.2
Property, plant and equipment, goodwill and other assets	141.8	116.4
Deferred tax liabilities	251.9	204.4
Net deferred tax assets (liabilities)	$76.3	$85.1
At December 31, 2016 and 2015, the carrying amount of net deferred tax assets and the related valuation allowance included the impact of foreign currency translation adjustments.
Non-deductible interest. At December 31, 2016, deferred tax assets include tax benefits of $64.0 million related to certain intercompany interest costs which are not currently deductible, but which may be deductible in future periods. If not utilized, these costs will become permanently nondeductible beginning in 2025. Management believes that it is more likely than not that we will not be able to deduct these costs before expiration of the carry forward period; therefore, we have established a valuation allowance against the related deferred tax assets.
Foreign tax credit carryforwards. At December 31, 2016, deferred tax assets included U.S. foreign tax credit carryforwards of $73.1 million, which, if not utilized, will begin to expire in 2021. Realization of these deferred tax assets is dependent on the generation of sufficient U.S. taxable income prior to the above date. Based on long-term forecasts of operating results, management believes that it is more likely than not that domestic earnings over the forecast period will result in sufficient U.S. taxable income to fully realize these deferred tax assets. In its analysis, management has considered the effect of foreign deemed dividends and other expected adjustments to domestic earnings that are required in determining U.S. taxable income. Foreign earnings taxable to us as dividends, including deemed dividends for U.S. tax purposes, were $25.9 million, $190.2 million and $186.6 million, in 2016, 2015 and 2014, respectively.
Net operating loss carryforwards. At December 31, 2016, deferred tax assets included tax benefits related to net operating loss carryforwards attributable to foreign entities. If not utilized, these net operating loss carryforwards will begin to expire in 2018. Management believes it is more likely than not that we will not be able to utilize certain of these operating loss carryforwards before expiration; therefore, we have established a valuation allowance against the related deferred tax assets.

Unrecognized tax benefits—The following table presents a summary of changes in our unrecognized tax benefits and associated interest and penalties:

(In millions)	Federal, State and Foreign Tax	Accrued Interest and Penalties	Total Gross Unrecognized Income Tax Benefits
Balance at December 31, 2013	$37.1	$7.1	$44.2
Additions for tax positions related to prior years	0.6	0.4	1.0
Reductions for tax positions due to settlements	(1.4)	(0.3)	(1.7)
Balance at December 31, 2014	$36.3	$7.2	$43.5
Additions for tax positions related to prior years	7.3	1.3	8.6
Additions for tax positions related to current year	6.1	—	6.1
Reductions for tax positions due to settlements	(40.4)	(7.8)	(48.2)
Balance at December 31, 2015	$9.3	$0.7	$10.0
Additions for tax positions related to prior years	43.3	3.7	47.0
Reductions for tax positions related to current year	(2.8)	(0.7)	(3.5)
Reductions for tax positions due to settlements	(1.7)	(1.6)	(3.3)
Balance at December 31, 2016	$48.1	$2.1	$50.2
At December 31, 2016, 2015 and 2014, there were $49.5 million, $9.3 million and $43.1 million, respectively, of unrecognized tax benefits that if recognized would affect the annual effective tax rate.
It is reasonably possible that within twelve months unrecognized tax benefits related to certain tax reporting positions taken in prior periods could decrease by up to $50.2 million, due to either the expiration of the statute of limitations in certain jurisdictions or the resolution of current income tax examinations, or both.

In 2015 IRS examinations of our U.S. federal income tax returns for our 2010 and 2011 tax years as well as protests filed with the IRS Appeals Office with respect to proposed adjustments related to our 2007 through 2009 tax years were resolved.
In 2016 our income tax provision included a $45.0 million charge related to a change in our unrecognized tax benefits for certain intercompany interest costs. In 2014 Norway enacted new rules limiting the deductibility of interest on related party loans, and since 2014, we have provided valuation allowances on our deferred tax assets related to interest arising from intercompany debt structures in Norway. On October 18, 2016, the Norwegian Supreme Court rendered its decision in the IKEA case. The Norwegian Supreme Court relied on Norway’s general anti-avoidance rule to disallow interest deductions on debt arising from IKEA’s 2007 reorganization, where the main objective was materially tax driven. In 2012 we undertook a reorganization bearing features similar to the IKEA reorganization. As a result of the Norwegian Supreme Court ruling, we believe it is more likely than not that intercompany interest on our debt structures in Norway will be nondeductible.
The following tax years and thereafter remain subject to examination: 2011 for Angola, 2006 for Norway, 2007 for Nigeria, 2011 for Brazil and 2013 for the United States.

Effective income tax rate reconciliation—The effective income tax rate was different from the statutory U.S. federal income tax rate due to the following:

	Year Ended December 31,
	2016	2015	2014
Statutory U.S. federal income tax rate	35%	35%	35%
Net difference resulting from:
Foreign earnings subject to different tax rates:
Singapore	(36)	(8)	(1)
Malaysia	(5)	(4)	(1)
Luxembourg	(25)	(4)	(4)
Other	(20)	(7)	(2)
Foreign earnings subject to U.S. tax	24	3	2
Non-deductible merger transaction costs (Note 2)	10	—	—
Net change in unrecognized tax benefits	36	3	—
Foreign withholding taxes	13	3	2
Change in valuation allowance	12	6	3
Stock-based compensation (Note 3)	4	—	—
Other	14	(5)	—
Effective income tax rate	62%	22%	34%
Undistributed earnings of foreign subsidiaries. We have provided U.S. income taxes on $1,658.7 million of cumulative undistributed earnings of certain foreign subsidiaries where we have determined that the foreign subsidiaries’ earnings are not indefinitely reinvested. No provision for U.S. income taxes has been recorded on earnings of foreign subsidiaries that are indefinitely reinvested. The cumulative balance of foreign earnings with respect to which no provision for U.S. income taxes has been recorded was $2,284.0 million at December 31, 2016. The amount of applicable U.S. income taxes that would be incurred if these earnings were repatriated is approximately $386.0 million.
Income tax holidays. We benefit from income tax holidays in Singapore and Malaysia which will expire after 2018 for Singapore and 2017 and 2020 for Malaysia. For the years ended December 31, 2016 and 2015, these tax holidays reduced our provision for income taxes by $31.9 million, or $0.14 per share on a diluted basis, and $29.3 million, or $0.13 per share on a diluted basis, respectively.

NOTE 16. PENSION AND OTHER POST-RETIREMENT BENEFIT PLANS
We have funded and unfunded defined benefit pension plans which provide defined benefits based on years of service and final average salary. In October 2009, the Board of Directors amended the U.S. Qualified and Non-Qualified Defined Benefit Pension Plans (“U.S. Pension Plans”) to freeze participation in the U.S. Pension Plans for all new nonunion employees hired on or after January 1, 2010, and current nonunion employees with less than five years of vesting service as of December 31, 2009 (“frozen participants”). For current nonunion employees with less than five years of vesting service as of December 31, 2009, benefits accrued under the U.S. Pension Plans and earned as of that date were frozen based on credited service and pay as of December 31, 2009.
In 2014, the Company amended the U.S. Qualified Pension Plan, and effective June 1, 2014, the assets and liabilities attributable to participants who are (i) either frozen participants or participants that had terminated service and subsequently became re-employed on or after January 1, 2010, and (ii) active employees of FMC Technologies as of June 1, 2014 were transferred from the U.S. Qualified Pension Plan to the FMC Technologies, Inc. Frozen Retirement Plan (“Frozen Plan”). Under the Frozen Plan, participants had the option to accept cash or an annuity upon the Frozen Plan’s termination. In December 2014, substantially all settlement payments were made based on frozen participants’ elections and settlement costs were recorded during 2014.
Also on June 1, 2014, the U.S. Qualified Pension Plan was further amended to provide vested participants who had terminated employment prior to May 1, 2014 an option to commence their benefits immediately, either as an annuity or a single lump sum payment. In December 2014, lump sum payments were paid out of the Plan to these terminated vested participants.
Foreign-based employees are eligible to participate in FMC Technologies-sponsored or government-sponsored benefit plans to which we contribute. Several of the foreign defined benefit pension plans sponsored by us provide for employee contributions; the remaining plans are noncontributory.
We have other post-retirement benefit plans covering substantially all of our U.S. employees who were hired prior to January 1, 2003. The post-retirement health care plans are contributory; the post-retirement life insurance plans are noncontributory.
We are required to recognize the funded status of defined benefit post-retirement plans as an asset or liability in the consolidated balance sheet and recognize changes in that funded status in comprehensive income in the year in which the changes occur. Further, we are required to measure the plan’s assets and its obligations that determine its funded status as of the date of the consolidated balance sheet. We have applied this guidance to our domestic pension and other post-retirement benefit plans as well as for many of our non-U.S. plans, including those in the United Kingdom, Norway, Germany, France and Canada. Pension expense measured in compliance with GAAP for the other non-U.S. pension plans is not materially different from the locally reported pension expense.

The funded status of our U.S. Pension Plans, certain foreign pension plans and U.S. post-retirement health care and life insurance benefit plans, together with the associated balances recognized in our consolidated balance sheets as of December 31, 2016 and 2015, were as follows:

	Pensions				Other Post-retirement Benefits
	2016		2015		2016	2015
(In millions)	U.S.	Int’l	U.S.	Int’l
Accumulated benefit obligation	$595.0	$374.5	$539.3	$364.5
Projected benefit obligation at January 1	$617.1	$428.5	$640.6	$482.5	$9.1	$10.4
Service cost	12.8	12.1	14.4	16.1	—	—
Interest cost	28.3	13.5	26.4	14.8	0.4	0.4
Actuarial (gain) loss	33.1	52.9	(35.6)	(36.9)	0.2	(1.2)
Amendments	0.1	—	—	—	(1.6)	—
Curtailments	(3.2)	(2.6)	—	—	—	—
Settlements	(4.1)	(14.6)	(4.9)	(0.1)	—	—
Foreign currency exchange rate changes	—	(45.9)	—	(39.1)	—	—
Plan participants’ contributions	—	1.6	—	2.1	—	—
Benefits paid	(22.2)	(10.6)	(23.8)	(11.5)	(0.5)	(0.5)
Other	—	0.4	—	0.6	—	—
Projected benefit obligation at December 31	661.9	435.3	617.1	428.5	7.6	9.1
Fair value of plan assets at January 1	463.4	355.9	504.8	386.7	—	—
Actual return on plan assets	47.2	45.1	(20.3)	(7.5)	—	—
Company contributions	55.7	26.4	7.6	16.2	0.5	0.5
Foreign currency exchange rate changes	—	(42.2)	—	(30.0)	—	—
Settlements	(4.1)	(14.6)	(4.9)	(0.1)	—	—
Plan participants’ contributions	—	1.6	—	2.1	—	—
Benefits paid	(22.2)	(10.6)	(23.8)	(11.5)	(0.5)	(0.5)
Fair value of plan assets at December 31	540.0	361.6	463.4	355.9	—	—
Funded status of the plans (liability) at December 31	$(121.9)	$(73.7)	$(153.7)	$(72.6)	$(7.6)	$(9.1)

	Pensions				Other Post-retirement Benefits
	2016		2015		2016	2015
(In millions)	U.S.	Int’l	U.S.	Int’l
Current portion of accrued pension and other post-retirement benefits	$(3.1)	$(0.4)	$(3.8)	$(0.4)	$(0.7)	$(0.7)
Accrued pension and other post-retirement benefits, net of current portion	(118.8)	(73.3)	(149.9)	(72.2)	(6.9)	(8.4)
Funded status recognized in the consolidated balance sheets at December 31	$(121.9)	$(73.7)	$(153.7)	$(72.6)	$(7.6)	$(9.1)

The following table summarizes the pre-tax amounts in accumulated other comprehensive (income) loss at December 31, 2016 and 2015 that have not been recognized as components of net periodic benefit cost:

	Pensions				Other Post-retirement Benefits
	2016		2015		2016	2015
(In millions)	U.S.	Int’l	U.S.	Int’l
Pre-tax amounts recognized in accumulated other comprehensive (income) loss:
Unrecognized actuarial (gain) loss	$251.9	$193.7	$242.0	$174.8	$—	$(0.2)
Unrecognized prior service (credit) cost	0.2	1.1	0.1	1.2	(1.6)	—
Unrecognized transition asset	—	(0.1)	—	(0.1)	—	—
Accumulated other comprehensive (income) loss at December 31	$252.1	$194.7	$242.1	$175.9	$(1.6)	$(0.2)

The following tables summarize the projected and accumulated benefit obligations and fair values of plan assets where the projected or accumulated benefit obligation exceeds the fair value of plan assets at December 31, 2016 and 2015:

	Pensions				Other Post-retirement Benefits
	2016		2015		2016	2015
(In millions)	U.S.	Int’l	U.S.	Int’l
Plans with underfunded or non-funded projected benefit obligation:
Aggregate projected benefit obligation	$661.9	$435.3	$617.1	$428.5	$7.6	$9.1
Aggregate fair value of plan assets	$540.0	$361.6	$463.4	$355.9	$—	$—

	Pensions				Other Post-retirement Benefits
	2016		2015		2016	2015
(In millions)	U.S.	Int’l	U.S.	Int’l
Plans with underfunded or non-funded accumulated benefit obligation:
Aggregate accumulated benefit obligation	$595.0	$19.4	$539.3	$117.7
Aggregate fair value of plan assets	$540.0	$2.8	$463.4	$90.4

The following table summarizes the components of net periodic benefit cost (income) for the years ended December 31, 2016, 2015 and 2014:

	Pensions						Other Post-retirement Benefits
	2016		2015		2014		2016	2015	2014
(In millions)	U.S.	Int’l	U.S.	Int’l	U.S.	Int’l
Components of net periodic benefit cost (income):
Service cost	$12.8	$12.1	$14.4	$16.1	$13.8	$16.7	$—	$—	$0.1
Interest cost	28.3	13.5	26.4	14.8	29.1	18.5	0.4	0.4	0.3
Expected return on plan assets	(44.7)	(25.2)	(43.9)	(27.9)	(46.3)	(30.0)	—	—	—
Settlement loss (gain)	1.9	2.6	2.1	(0.1)	22.5	—	—	—	—
Curtailment loss (gain)	0.1	(0.8)	—	—	2.4	—	—	—	—
Amortization of transition asset	—	(0.1)	—	(0.1)	—	(0.1)	—	—	—
Amortization of prior service cost (credit)	0.1	0.5	—	0.1	(0.1)	0.4	—	—	—
Amortization of net actuarial loss (gain)	15.6	9.7	19.4	11.7	12.2	6.7	(0.1)	0.1	(0.3)
Net periodic benefit cost (income)	$14.1	$12.3	$18.4	$14.6	$33.6	$12.2	$0.3	$0.5	$0.1
The following table summarizes changes in plan assets and benefit obligations recognized in other comprehensive income (loss) for the years ended December 31, 2016, 2015 and 2014:

	Pensions						Other Post-retirement Benefits
	2016		2015		2014		2016	2015	2014
(In millions)	U.S.	Int’l	U.S.	Int’l	U.S.	Int’l
Changes in plan assets and benefit obligations recognized in other comprehensive income (loss):
Net actuarial gain (loss) arising during period	$(27.4)	$(29.7)	$(28.5)	$0.6	$(139.6)	$(80.9)	$(0.2)	$1.2	$(4.0)
Prior service (cost) credit arising during period	(0.2)	—	—	—	(2.3)	(0.3)	1.6	—	0.1
Settlement and curtailment loss (gain), net	2.0	1.8	2.1	(0.1)	24.9	—	—	—	—
Amortization of net actuarial loss (gain)	15.6	9.7	19.4	11.7	12.2	6.7	(0.1)	0.1	(0.3)
Amortization of prior service cost (credit)	0.1	0.5	—	0.1	(0.1)	0.4	—	—	—
Amortization of transition asset	—	(0.1)	—	(0.1)	—	(0.1)	—	—	—
Other	—	(1.1)	—	(0.6)	—	—	—	—	—
Total recognized in other comprehensive income (loss)	$(9.9)	$(18.9)	$(7.0)	$11.6	$(104.9)	$(74.2)	$1.3	$1.3	$(4.2)

Included in accumulated other comprehensive income (loss) at December 31, 2016, are noncash, pre-tax charges which have not yet been recognized in net periodic benefit cost (income). The estimated amounts expected to be amortized from the portion of each component of accumulated other comprehensive income (loss) as a component of net period benefit cost (income), during the next fiscal year are as follows:

	Pensions		Other Post-retirement Benefits
(In millions)	U.S.	Int’l
Net actuarial losses (gains)	$16.9	$10.3	$(0.2)
Prior service cost (credit)	$0.1	$0.4	$(0.2)
Transition asset	$—	$(0.1)
Key assumptions—The following weighted-average assumptions were used to determine the benefit obligations:

	Pensions				Other Post-retirement Benefits
	2016		2015		2016	2015
	U.S.	Int’l	U.S.	Int’l
Discount rate	4.30%	2.61%	4.70%	3.39%	4.30%	4.70%
Rate of compensation increase	4.00%	3.78%	4.00%	3.71%
The following weighted-average assumptions were used to determine net periodic benefit cost:

	Pensions						Other Post-retirement Benefits
	2016		2015		2014		2016	2015	2014
	U.S.	Int’l	U.S.	Int’l	U.S.	Int’l
Discount rate	4.70%	3.39%	4.20%	3.21%	5.10%	4.30%	4.70%	4.20%	5.10%
Rate of compensation increase	4.00%	3.71%	4.00%	3.84%	4.00%	4.29%
Expected rate of return on plan assets	9.00%	7.42%	9.00%	7.48%	9.00%	7.61%
Our estimate of expected rate of return on plan assets is primarily based on the historical performance of plan assets, current market conditions, our asset allocation and long-term growth expectations.

Plan assets—Our pension investment strategy emphasizes maximizing returns consistent with balancing risk. Excluding our international plans with insurance-based investments, 91% of our total pension plan assets represent the U.S. qualified plan, the U.K. plan and the Canadian plan. These plans are primarily invested in equity securities to maximize the long-term returns of the plans. The investment managers of these assets, including the hedge funds and limited partnerships, use Graham and Dodd fundamental investment analysis to select securities that have a margin of safety between the price of the security and the estimated value of the security. This value-oriented approach tends to mitigate the risk of a large equity allocation.
The following is a description of the valuation methodologies used for the pension plan assets. There have been no changes in the methodologies used at December 31, 2016 and 2015.

•	Cash is valued at cost, which approximates fair value.

•
Equity securities are comprised of common stock and preferred stock. The fair values of equity securities are valued at the closing price reported on the active market on which the securities are traded.

•
Fair values of registered investment companies and common/collective trusts are valued based on quoted market prices, which represent the net asset value (“NAV”) of shares held. Registered investment companies primarily include investments in emerging market bonds. Common/collective trusts primarily includes money market instruments with short maturities.

•	Insurance contracts are valued at book value, which approximates fair value, and is calculated using the prior-year balance plus or minus investment returns and changes in cash flows.

•
The fair values of hedge funds are valued using the NAV as determined by the administrator or custodian of the fund. The funds primarily invest in U.S. and international equities, debt securities and other hedge funds.

•
The fair values of limited partnerships are valued using the NAV as determined by the administrator or custodian of the fund. The partnerships primarily invest in U.S. and international equities and debt securities.

•
Real estate and other investments primarily consists of real estate investment trusts and other investments. These investments are measured at quoted market prices, which represent the NAV of the securities held in such funds at year end.

Our pension plan assets measured at fair value on a recurring basis are as follows at December 31, 2016 and 2015. Refer to “Fair value measurements” in Note 1 to these consolidated financial statements for a description of the levels.

	U.S.				International
December 31, 2016 (In millions)	Total	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3
Cash and cash equivalents	$21.2	$21.2	$—	$—	$17.4	$17.4	$—	$—
Equity securities:
U.S. companies	132.4	132.4			78.4	78.4	—	—
International companies	22.0	22.0			134.5	134.5	—	—
Registered investment companies	29.6	29.6	—	—	—	—	—	—
Common/collective trusts (1)	50.8				—
Insurance contracts	—	—	—	—	79.0	—	79.0	—
Hedge funds (1)	166.7				52.3
Limited partnerships (1)	113.3				—
Real estate and other investments	4.0	4.0	—	—	—	—	—	—
Total assets	$540.0	$209.2	$—	$—	$361.6	$230.3	$79.0	$—
December 31, 2015 (In millions)
Cash and cash equivalents	$29.7	$29.7	$—	$—	$1.2	$1.2	$—	$—
Equity securities:
U.S. companies	150.0	150.0	—	—	44.5	44.5	—	—
International companies	30.8	30.8	—	—	221.8	221.8	—	—
Registered investment companies	14.8	14.8	—	—	—	—	—	—
Common/collective trusts (1)	23.1				—
Insurance contracts	—	—	—	—	88.4	—	88.4	—
Hedge funds (1)	140.3				—
Limited partnerships (1)	68.3				—
Real estate and other investments	6.1	6.1	—	—	—	—	—	—
Total assets	$463.1	$231.4	$—	$—	$355.9	$267.5	$88.4	$—
 _______________________

(1)	Certain investments that are measured at fair value using net asset value per share (or its equivalent) have not been classified in the fair value hierarchy.

Contributions—We expect to contribute approximately $9.5 million to our international pension plans, representing primarily the U.K. and Norway qualified pension plans. We do not expect to make any contributions to our U.S. Qualified Pension Plan or our U.S. Non-Qualified Defined Benefit Pension Plan in 2017. All of the contributions are expected to be in the form of cash. In 2016 and 2015, we contributed $82.6 million and $24.3 million to the pension plans, respectively.
Estimated future benefit payments—The following table summarizes expected benefit payments from our various pension and post-retirement benefit plans through 2026. Actual benefit payments may differ from expected benefit payments.

	Pensions		Other Post-retirement Benefits
(In millions)	U.S.	International
2017	$28.2	$9.9	$0.7
2018	$31.5	$10.7	$0.7
2019	$32.9	$11.8	$0.6
2020	$34.4	$13.1	$0.6
2021	$35.7	$14.1	$0.6
2022-2026	$187.4	$86.2	$2.7
Savings plans—The FMC Technologies, Inc. Savings and Investment Plan (“Qualified Plan”), a qualified salary reduction plan under Section 401(k) of the Internal Revenue Code, is a defined contribution plan. Additionally, we have a non-qualified deferred compensation plan, the Non-Qualified Plan, which allows certain highly compensated employees the option to defer the receipt of a portion of their salary. We match a portion of the participants’ deferrals to both plans. In October 2009, the Board of Directors approved amendments to the U.S. Qualified Plan and Non-Qualified Plan (“Amended Plans”). Under the Amended Plans, we are required to make a nonelective contribution every pay period to all new nonunion employees hired on or after January 1, 2010, and current nonunion employees with less than five years of vesting service as of December 31, 2009. Nonelective contributions under the Amended Plans vest with three years of service with FMC Technologies.
Participants in the Non-Qualified Plan earn a return based on hypothetical investments in the same options as our 401(k) plan, including FMC Technologies stock. Changes in the market value of these participant investments are reflected as an adjustment to the deferred compensation liability with an offset to other income (expense), net. As of December 31, 2016 and 2015, our liability for the Non-Qualified Plan was $27.9 million and $29.0 million, respectively, and was recorded in other non-current liabilities. We hedge the financial impact of changes in the participants’ hypothetical investments by purchasing the investments that the participants have chosen. With the exception of FMC Technologies stock, which is maintained at its cost basis, changes in the fair value of these investments are recognized as an offset to other income (expense), net. As of December 31, 2016 and 2015, we had investments for the Non-Qualified Plan totaling $21.8 million and $24.4 million, respectively, at fair market value and FMC Technologies stock held in trust of $6.5 million and $7.0 million, respectively, at its cost basis. Refer to Note 19 to these consolidated financial statements for fair value disclosure of the Non-Qualified Plan investments.
We recognized expense of $24.2 million, $27.6 million and $28.4 million, for matching contributions to these plans in 2016, 2015 and 2014, respectively. Additionally, we recognized expense of $17.6 million, $17.7 million and $18.9 million for nonelective contributions in 2016, 2015 and 2014, respectively.

NOTE 17. STOCK-BASED COMPENSATION
Incentive compensation and stock plan—The Amended and Restated FMC Technologies, Inc. Incentive Compensation and Stock Plan (the “Plan”) provides certain incentives and awards to officers, employees, directors and consultants of FMC Technologies or its affiliates. The Plan allows our Board of Directors to make various types of awards to non-employee directors and the Compensation Committee (the “Committee”) of the Board of Directors to make various types of awards to other eligible individuals. Awards include management incentive awards, stock options, stock appreciation rights, performance units, stock units, restricted stock or other awards authorized under the Plan. All awards are subject to the Plan’s provisions.
Under the Plan, 48.0 million shares of our common stock were authorized for awards. These shares are in addition to shares previously granted by FMC Corporation and converted into approximately 18.0 million shares of our common stock. As of December 31, 2016, 4.7 million shares were reserved to satisfy existing awards and 17.6 million shares were available for future awards.
Management incentive awards may be awards of cash, common stock, restricted stock or a combination thereof. Grants of stock options may be incentive and/or nonqualified stock options. The exercise price for options is determined by the Committee but cannot be less than the fair market value of our common stock at the grant date. Restricted stock and restricted stock unit grants specify any applicable performance goals, the time and rate of vesting and such other provisions as determined by the Committee. Restricted stock unit grants generally vest after three to four years of service. Additionally, most awards immediately vest upon a change of control as defined in the Plan document.
Under the Plan, our Board of Directors has the authority to grant non-employee directors stock options, restricted stock and restricted stock units. Unless otherwise determined by our Board of Directors, awards to non-employee directors generally vest on the date of our annual stockholder meeting following the date of grant. Restricted stock units are settled when a director ceases services to the Board of Directors. However, a director may elect to settle restricted stock units either (i) in a calendar year no later than a year for which such restricted stock units are payable or (ii) in annual installments over a period of time with such installments commencing no later than a year for which such restricted stock units are payable. At December 31, 2016, outstanding awards to active and retired non-employee directors included 643 thousand stock units.
The compensation expense for awards under the plan is as follows:

	Year Ended December 31,
(In millions)	2016	2015	2014
Stock-based compensation expense	$44.9	$49.4	$44.9
Income tax benefits related to stock-based compensation expense	$14.5	$16.8	$14.5
Stock-based compensation expense is recognized over the lesser of the stated vesting period (three or four years) or the period until the employee reaches age 62 (the retirement eligible age under the plan).
As of December 31, 2016, the portion of stock-based compensation expense related to outstanding awards to be recognized in future periods is as follows:

December 31, 2016
Stock-based compensation expense not yet recognized (in millions)	$39.7
Weighted-average recognition period (in years)	1.4

Restricted stock units—A summary of the nonvested restricted stock units to employees as of December 31, 2016, and changes during the year is presented below:

(Shares in thousands)	Shares	Weighted-Average Grant Date Fair Value
Nonvested at December 31, 2015	3,275	$46.11
Granted	1,822	$24.22
Vested	(1,511)	$37.21
Cancelled/forfeited	(156)	$41.11
Nonvested at December 31, 2016	3,430	$38.63
Under the Plan, for current-year performance-based awards, the payout would have been dependent upon our performance relative to a peer group of companies with respect to earnings growth and return on investment for the year ended December 31, 2016. However, as a result of the merger of FMC Technologies and Technip, current-year performance-based awards were deemed to vest at target. Thus, the payout of 387 thousand shares was approved by the Committee in January 2017. Compensation cost for 2016 was measured based on the actual outcome of the performance conditions.
Under the Plan, our 2014, 2015 and 2016 market-based award payouts would have been dependent upon our performance relative to the same peer group of companies with respect to total shareholder return (“TSR”) for the three year periods ending December 31, 2016, 2017 and 2018, respectively. Under the Plan, the payout for the TSR metric is normally determined based on our performance relative to the peer group with a payout possible regardless of whether our TSR for the three year period is positive or negative. However, if our TSR for the three year period is not positive, the payout with respect to TSR is limited to the target previously established by the Compensation Committee of the Board of Directors regardless of our relative ranking to the peer group. Compensation cost for these awards is calculated using the grant date fair market value, as estimated using a Monte Carlo simulation, and is not subject to change based on future events.
As a result of the merger of FMC Technologies and Technip, market-based awards were deemed to vest at target. Thus, the following table summarizes the payouts for market-based awards as approved by the Committee in January 2017:

(Number of market-based awards in thousands)	Actual Payout
2014 Market-based awards	86
2015 Market-based awards	123
2016 Market-based awards	193
The following summarizes values for restricted stock unit activity to employees:

	Year Ended December 31,
	2016	2015	2014
Weighted average grant date fair value of restricted stock units granted	$24.22	$39.36	$51.20
Vest date fair value of restricted stock units vested (in millions)	$25.1	$25.5	$39.1
On January 2, 2017, restricted stock units vested pursuant to normal vesting periods and approximately 0.5 million shares were issued to employees.
As a result of the merger of FMC Technologies and Technip, all FMC Technologies restricted stock units outstanding immediately prior to the merger, except restricted stock units awarded subsequent to the May 2016 memorandum of understanding regarding our intention to enter into the business combination agreement with Technip, vested and was earned and payable pursuant to its terms. Performance-based and market-based restricted stock units for which the performance period had not ended were deemed to vest at target level. On January 12, 2017, eligible restricted stock units vested and approximately 2.7 million FMC Technologies shares were issued to employees and active and retired non-employee directors. FMC Technologies shares received upon vesting and settlement were converted to TechnipFMC shares in a manner consistent with all other FMC Technologies shares. Refer to Note 2 to these consolidated financial statements for additional disclosure related to the merger of FMC Technologies and Technip.

NOTE 18. DERIVATIVE FINANCIAL INSTRUMENTS
For purposes of mitigating the effect of changes in exchange rates, we hold derivative financial instruments to hedge the risks of certain identifiable and anticipated transactions and recorded assets and liabilities in our consolidated balance sheets. The types of risks hedged are those relating to the variability of future earnings and cash flows caused by movements in foreign currency exchange rates. Our policy is to hold derivatives only for the purpose of hedging risks associated with anticipated foreign currency purchases and sales created in the normal course of business and not for trading purposes where the objective is solely to generate profit.
Generally, we enter into hedging relationships such that changes in the fair values or cash flows of the transactions being hedged are expected to be offset by corresponding changes in the fair value of the derivatives. For derivative instruments that qualify as a cash flow hedge, the effective portion of the gain or loss of the derivative, which does not include the time value component of a forward currency rate, is reported as a component of other comprehensive income (“OCI”) and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. For derivative instruments not designated as hedging instruments, any change in the fair value of those instruments are reflected in earnings in the period such change occurs.
We hold the following types of derivative instruments:
Foreign exchange rate forward contracts – The purpose of these instruments is to hedge the risk of changes in future cash flows of anticipated purchase or sale commitments denominated in foreign currencies and recorded assets and liabilities in our consolidated balance sheets. At December 31, 2016, we held the following material net positions:

	Net Notional Amount Bought (Sold)
(In millions)		USD Equivalent
Australian dollar	49.8	35.9
Brazilian real	602.9	185.0
British pound	80.3	99.1
Canadian dollar	(161.0)	(119.6)
Euro	101.3	106.8
Malaysian ringgit	101.5	22.6
Nigerian naira	(5,408.8)	(17.5)
Norwegian krone	5,277.8	612.1
Singapore dollar	145.8	100.8
U.S. dollar	(475.1)	(475.1)
Foreign exchange rate instruments embedded in purchase and sale contracts – The purpose of these instruments is to match offsetting currency payments and receipts for particular projects or comply with government restrictions on the currency used to purchase goods in certain countries. At December 31, 2016, our portfolio of these instruments included the following material net positions:

	Net Notional Amount Bought (Sold)
(In millions)		USD Equivalent
Brazilian real	(58.9)	(18.1)
Euro	(41.0)	(43.2)
Norwegian krone	(120.9)	(14.0)
U.S. dollar	68.2	68.2

Fair value amounts for all outstanding derivative instruments have been determined using available market information and commonly accepted valuation methodologies. Refer to Note 19 to these consolidated financial statements for further disclosures related to the fair value measurement process. Accordingly, the estimates presented may not be indicative of the amounts that we would realize in a current market exchange and may not be indicative of the gains or losses we may ultimately incur when these contracts are settled.

The following table presents the location and fair value amounts of derivative instruments reported in the consolidated balance sheets.

	December 31, 2016		December 31, 2015
(In millions)	Assets	Liabilities	Assets	Liabilities
Derivatives designated as hedging instruments:
Foreign exchange contracts:
Current – Derivative financial instruments	$24.2	$49.7	$307.6	$488.2
Long-term – Derivative financial instruments	2.9	1.9	0.1	0.5
Total derivatives designated as hedging instruments	27.1	51.6	307.7	488.7
Derivatives not designated as hedging instruments:
Foreign exchange contracts:
Current – Derivative financial instruments	20.3	13.9	26.3	28.7
Long-term – Derivative financial instruments	4.5	12.3	—	—
Total derivatives not designated as hedging instruments	24.8	26.2	26.3	28.7
Total derivatives	$51.9	$77.8	$334.0	$517.4
We recognized losses of $2.9 million and $11.9 million and a gain of $0.9 million on cash flow hedges for the years ended December 31, 2016, 2015 and 2014, respectively, due to hedge ineffectiveness as it was probable that the original forecasted transaction would not occur. Cash flow hedges of forecasted transactions, net of tax, resulted in accumulated other comprehensive loss of $38.7 million and $87.1 million at December 31, 2016 and 2015, respectively. We expect to transfer an approximate $22.4 million loss from accumulated OCI to earnings during the next 12 months when the anticipated transactions actually occur. All anticipated transactions currently being hedged are expected to occur by the second half of 2019.

The following tables present the location of gains (losses) on the consolidated statements of income related to derivative instruments designated as cash flow hedges.

	Gain (Loss) Recognized in OCI (Effective Portion)
	Year Ended December 31,
(In millions)	2016	2015	2014
Foreign exchange contracts	$(29.7)	$(83.5)	$(137.1)

Location of Gain (Loss) Reclassified from Accumulated OCI into Income	Gain (Loss) Reclassified From Accumulated OCI into Income (Effective Portion)
	Year Ended December 31,
(In millions)	2016	2015	2014
Foreign exchange contracts:
Revenue	$(97.3)	$(122.8)	$(36.2)
Cost of sales	4.9	53.9	34.2
Selling, general and administrative expense	—	(1.7)	(0.2)
Research and development expense	(0.2)	0.1	—
Interest expense	—	0.1	—
Total	$(92.6)	$(70.4)	$(2.2)

Location of Gain (Loss) Recognized in Income	Gain (Loss) Recognized in Income (Ineffective Portion and Amount Excluded from Effectiveness Testing)
	Year Ended December 31,
(In millions)	2016	2015	2014
Foreign exchange contracts:
Revenue	$13.6	$14.2	$24.7
Cost of sales	(17.1)	(17.3)	(24.9)
Research and development expense	0.1	—	—
Total	$(3.4)	$(3.1)	$(0.2)
The following table presents the location of gains (losses) on the consolidated statements of income related to derivative instruments not designated as hedging instruments.

Location of Gain (Loss) Recognized in Income	Gain (Loss) Recognized in Income on Derivatives (Instruments Not Designated as Hedging Instruments)
	Year Ended December 31,
(In millions)	2016	2015	2014
Foreign exchange contracts:
Revenue	$(6.7)	$(11.1)	$(4.0)
Cost of sales	0.7	2.8	0.7
Other income, net	67.0	43.4	35.4
Total	$61.0	$35.1	$32.1

Balance Sheet Offsetting—We execute derivative contracts only with counterparties that consent to a master netting agreement which permits net settlement of the gross derivative assets against gross derivative liabilities. Each instrument is accounted for individually and assets and liabilities are not offset. As of December 31, 2016 and 2015, we had no collateralized derivative contracts. The following tables present both gross information and net information of recognized derivative instruments:

	December 31, 2016			December 31, 2015
(In millions)	Gross Amount Recognized	Gross Amounts Not Offset Permitted Under Master Netting Agreements	Net Amount	Gross Amount Recognized	Gross Amounts Not Offset Permitted Under Master Netting Agreements	Net Amount
Derivative assets	$51.9	$(44.7)	$7.2	$334.0	$(316.8)	$17.2

	December 31, 2016			December 31, 2015
(In millions)	Gross Amount Recognized	Gross Amounts Not Offset Permitted Under Master Netting Agreements	Net Amount	Gross Amount Recognized	Gross Amounts Not Offset Permitted Under Master Netting Agreements	Net Amount
Derivative liabilities	$77.8	$(44.7)	$33.1	$517.4	$(316.8)	$200.6

NOTE 19. FAIR VALUE MEASUREMENTS
Assets and liabilities measured at fair value on a recurring basis were as follows:

	December 31, 2016				December 31, 2015
(In millions)	Total	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3
Assets
Investments:
Equity securities	$17.6	$17.6	$—	$—	$18.4	$18.4	$—	$—
Fixed income	4.5	4.5	—	—	4.9	4.9	—	—
Money market fund	1.7	—	1.7	—	2.9	—	2.9	—
Other investments	0.8	0.8	—	—	1.0	1.0	—	—
Stable value fund (1)	1.0				1.2
Derivative financial instruments:
Foreign exchange contracts	51.9	—	51.9	—	334.0	—	334.0	—
Total assets	$77.5	$22.9	$53.6	$—	$362.4	$24.3	$336.9	$—
Liabilities
Derivative financial instruments:
Foreign exchange contracts	77.8	—	77.8	—	517.4	—	517.4	—
Total liabilities	$77.8	$—	$77.8	$—	$517.4	$—	$517.4	$—
 _______________________

(1)	Certain investments that are measured at fair value using net asset value per share (or its equivalent) have not been classified in the fair value hierarchy.
Investments—The fair value measurement of our equity securities, fixed income and other investment assets is based on quoted prices that we have the ability to access in public markets. Our stable value fund and money market fund are valued at the net asset value of the shares held at the end of the year, which is based on the fair value of the underlying investments using information reported by the investment advisor at year-end. Trading securities included in the investments line item on the consolidated balance sheets totaled $25.6 million and $28.4 million as of December 31, 2016 and 2015. Refer to Note 16 to these consolidated financial statements for additional disclosure related to our non-qualified deferred compensation plan investments. Held-to-maturity investments included in the investments line item on the consolidated balance sheet are carried at amortized cost.
Derivative financial instruments—We use the income approach as the valuation technique to measure the fair value of foreign currency derivative instruments on a recurring basis. This approach calculates the present value of the future cash flow by measuring the change from the derivative contract rate and the published market indicative currency rate, multiplied by the contract notional values. Credit risk is then incorporated by reducing the derivative’s fair value in asset positions by the result of multiplying the present value of the portfolio by the counterparty’s published credit spread. Portfolios in a liability position are adjusted by the same calculation; however, a spread representing our credit spread is used. Our credit spread and the credit spread of other counterparties not publicly available are approximated by using the spread of similar companies in the same industry, of similar size and with the same credit rating.
We have no credit-risk-related contingent features in our agreements with the financial institutions that would require us to post collateral for derivative positions in a liability position as of December 31, 2016 and 2015.
Refer to Note 18 to these consolidated financial statements for additional disclosure related to derivative financial instruments.
Assets measured at fair value on a non-recurring basis were as follows:
Fair value of long-lived, non-financial assets—Long-lived, non-financial assets are measured at fair value on a non-recurring basis for the purposes of calculating impairment. The fair value measurements of our long-lived, non-financial assets measured on a non-recurring basis are determined by estimating the amount and timing of net future cash flows, which are Level 3 unobservable inputs, and discounting them using a risk-adjusted rate of interest. Significant increases or decreases in actual cash flows may result in valuation changes. During the years ended December 31, 2016 and 2015, we recorded asset impairment charges primarily related to our surface integrated services business. Refer to Note 5 for additional disclosure related to these asset impairments.

Other fair value disclosures:
Fair value of debt—The fair value, based on Level 1 quoted market rates, of our 2.00% Notes due 2017 and 3.45% Notes due 2022 (collectively, “Senior Notes”) was approximately $800.2 million and $761.9 million as of December 31, 2016 and 2015, respectively, as compared to the $800.0 million face value of the debt, net of issue discounts, recorded in the consolidated balance sheets.
Other fair value disclosures—The carrying amounts of cash and cash equivalents, receivables, accounts payable, short-term debt, commercial paper, debt associated with our term loan, revolving credit facility as well as amounts included in other current assets and other current liabilities that meet the definition of financial instruments, approximate fair value.
Credit risk—By their nature, financial instruments involve risk including credit risk for non-performance by counterparties. Financial instruments that potentially subject us to credit risk primarily consist of receivables and derivative contracts. We manage the credit risk on financial instruments by transacting only with what management believes are financially secure counterparties, requiring credit approvals and credit limits, and monitoring counterparties’ financial condition. Our maximum exposure to credit loss in the event of non-performance by the counterparty is limited to the amount drawn and outstanding on the financial instrument. Allowances for losses on receivables are established based on collectability assessments. We mitigate credit risk on derivative contracts by executing contracts only with counterparties that consent to a master netting agreement which permits the net settlement of the gross derivative assets against the gross derivative liabilities.

NOTE 20. WARRANTY OBLIGATIONS
Warranty cost and accrual information is as follows:

	December 31,
(In millions)	2016	2015
Balance at beginning of year	$27.0	$23.0
Expenses for new warranties	18.6	28.5
Adjustments to existing accruals	7.7	2.6
Claims paid	(25.0)	(27.1)
Balance at end of year	$28.3	$27.0

NOTE 21. BUSINESS SEGMENTS
We report the results of operations in the following segments: Subsea Technologies, Surface Technologies and Energy Infrastructure. Management’s determination of our reporting segments was made on the basis of our strategic priorities within each segment and corresponds to the manner in which our chief operating decision maker reviews and evaluates operating performance to make decisions about resources to be allocated to the segment. In addition to our strategic priorities, segment reporting is also based on differences in the products and services we provide.
Our reportable segments are:

•
Subsea Technologies—designs and manufactures products and systems and provides services used by oil and gas companies involved in deepwater exploration and production of crude oil and natural gas. FTO Services and Forsys Subsea are included in the results of operations and capital employed of the Subsea Technologies segment. Refer to Note 8 for additional information.

•
Surface Technologies—designs and manufactures systems and provides services used by oil and gas companies involved in land and offshore exploration and production of crude oil and natural gas; designs, manufactures and supplies technologically advanced high pressure valves and fittings for oilfield service companies; and also provides flowback services for exploration companies in the oil and gas industry.

•
Energy Infrastructure—manufactures and supplies liquid and gas measurement and transportation equipment and systems to customers involved in the production, transportation and processing of crude oil, natural gas and petroleum-based refined products.

Beginning in the first quarter of 2016, the Invalco product line, formally reported in the results of Surface Technologies, is now reported in Energy Infrastructure. In addition, beginning in the first quarter of 2016, the UCOS® product group, formally reported in the results of Energy Infrastructure, is now reported in Subsea Technologies. Prior year information has not been restated due to the immateriality of these businesses.
Total revenue by segment includes intersegment sales, which are made at prices approximating those that the selling entity is able to obtain on external sales. Segment operating profit is defined as total segment revenue less segment operating expenses. The following items have been excluded in computing segment operating profit: corporate staff expense, net interest income (expense) associated with corporate debt facilities, income taxes, and other revenue and other expense, net.

Segment revenue and segment operating profit

	Year Ended December 31,
(In millions)	2016	2015	2014
Segment revenue
Subsea Technologies	$3,314.0	$4,509.0	$5,266.4
Surface Technologies	935.3	1,487.6	2,130.7
Energy Infrastructure	316.9	395.4	557.4
Other revenue (1) and intercompany eliminations	(23.9)	(29.3)	(11.9)
Total revenue	$4,542.3	$6,362.7	$7,942.6
Income before income taxes:
Segment operating profit: (5)
Subsea Technologies	$430.4	$630.2	$748.2
Surface Technologies	(69.2)	60.6	393.0
Energy Infrastructure	2.9	3.2	52.5
Intercompany eliminations	0.2	0.2	(0.3)
Total segment operating profit	364.3	694.2	1,193.4
Corporate items:
Corporate expense (2)	(57.3)	(60.2)	(66.3)
Other revenue (1) and other expense, net (3)	(149.0)	(100.8)	(33.7)
Net interest expense	(30.0)	(32.3)	(32.5)
Total corporate items	(236.3)	(193.3)	(132.5)
Income before income taxes attributable to FMC Technologies, Inc. (4)	$128.0	$500.9	$1,060.9

______________________________

(1)	Other revenue comprises certain unrealized gains and losses on derivative instruments related to unexecuted sales contracts

(2)	Corporate expense primarily includes corporate staff expenses.

(3)
Other expense, net, generally includes stock-based compensation, other employee benefits, LIFO adjustments, certain foreign exchange gains and losses, and the impact of unusual or strategic transactions not representative of segment operations.

(4)	Excludes amounts attributable to noncontrolling interests.

(5)	Includes restructuring and impairment expenses. Refer to Note 5 for additional information.

Segment operating capital employed and segment assets

	December 31,
(In millions)	2016	2015
Segment operating capital employed (1):		As Adjusted
Subsea Technologies	$2,065.6	$2,025.7
Surface Technologies	702.5	911.9
Energy Infrastructure	235.6	281.5
Intercompany eliminations	(0.2)	—
Total segment operating capital employed	3,003.5	3,219.1
Segment liabilities included in total segment operating capital employed (2)	1,406.1	1,806.1
Corporate (3)	1,339.0	1,394.2
Total assets	$5,748.6	$6,419.4
Segment assets:
Subsea Technologies	$3,174.9	$3,512.3
Surface Technologies	940.7	1,131.9
Energy Infrastructure	322.1	396.7
Intercompany eliminations	(28.1)	(15.7)
Total segment assets	4,409.6	5,025.2
Corporate (3)	1,339.0	1,394.2
Total assets	$5,748.6	$6,419.4
______________________________

(1)
FMC Technologies’ management views segment operating capital employed, which consists of assets, net of its liabilities, as the primary measure of segment capital. Segment operating capital employed excludes debt, certain investments, pension liabilities, income taxes and LIFO and valuation adjustments.

(2)	Segment liabilities included in total segment operating capital employed consist of trade and other accounts payable, advance payments and progress billings, accrued payroll and other liabilities.

(3)
Corporate includes cash, LIFO adjustments, deferred income tax balances, property, plant and equipment not associated with a specific segment, pension assets and the fair value of derivative financial instruments.

Geographic segment information
Geographic segment sales were identified based on the location where our products and services were delivered. Geographic segment long-lived assets represent property, plant and equipment, net.

	Year Ended December 31,
(In millions)	2016	2015	2014
Revenue:
United States	$1,148.8	$1,721.5	$2,245.3
Nigeria	530.7	622.1	627.0
Brazil	345.8	516.9	831.6
Norway	497.5	492.1	1,023.3
Angola	315.8	485.1	406.7
All other countries	1,703.7	2,525.0	2,808.7
Total revenue	$4,542.3	$6,362.7	$7,942.6

	December 31,
(In millions)	2016	2015
Long-lived assets:
United States	$418.8	$501.6
Norway	253.6	242.4
Malaysia	114.1	118.5
Brazil	138.6	116.5
United Kingdom	70.8	93.9
All other countries	266.8	298.6
Total long-lived assets	$1,262.7	$1,371.5
Other business segment information

	Capital Expenditures Year Ended December 31,			Depreciation and Amortization Year Ended December 31,			Research and Development Expense Year Ended December 31,
(In millions)	2016	2015	2014	2016	2015	2014	2016	2015	2014
Subsea Technologies	$82.4	$175.6	$268.7	$153.7	$154.3	$138.0	$98.3	$110.7	$92.2
Surface Technologies	23.8	69.4	124.6	59.2	74.4	72.0	8.3	16.1	21.6
Energy Infrastructure	2.0	3.6	10.5	14.4	16.7	16.6	7.5	9.5	11.3
Corporate	9.9	2.2	0.6	9.5	6.2	5.9	—	—	—
Intercompany eliminations	—	—	—	—	—	—	—	(1.0)	(1.4)
Total	$118.1	$250.8	$404.4	$236.8	$251.6	$232.5	$114.1	$135.3	$123.7

NOTE 22. QUARTERLY INFORMATION (UNAUDITED)

	2016				2015
(In millions, except per share data)	4th Qtr.	3rd Qtr.	2nd Qtr.	1st Qtr.	4th Qtr.	3rd Qtr.	2nd Qtr.	1st Qtr.
Revenue	$1,092.1	$1,091.2	$1,150.3	$1,208.7	$1,427.3	$1,545.0	$1,695.2	$1,695.2
Cost of sales	827.8	846.7	906.8	946.8	1,141.3	1,173.9	1,297.0	1,293.0
Income (loss) from continuing operations	(16.1)	46.0	3.0	14.3	56.2	82.5	108.0	148.1
Income (loss) from discontinued operations	3.9	(14.0)	—	—	—	—	—	—
Net income (loss) attributable to FMC Technologies, Inc.	$(11.2)	$32.3	$3.1	$14.3	$55.6	$82.0	$107.9	$147.6
Basic earnings (loss) per share	$(0.05)	$0.14	$0.01	$0.06	$0.24	$0.36	$0.46	$0.63
Diluted earnings (loss) per share	$(0.05)	$0.14	$0.01	$0.06	$0.24	$0.35	$0.46	$0.63
NOTE 23. SUPPLEMENTAL CASH FLOW INFORMATION

	Year Ended December 31,
(In millions)	2016	2015	2014
Cash paid for interest (net of interest capitalized)	$33.9	$31.0	$31.6
Cash paid for income taxes (net of refunds received)	$98.1	$239.1	$370.0

NOTE 24. VALUATION AND QUALIFYING ACCOUNTS

(In millions)		Additions
Description	Balance at Beginning of Period	Charged to Costs and Expenses	Charged to Other Accounts (a)	Deductions and Adjustments (b)	Balance at End of Period
Year Ended December 31, 2014:
Allowance for doubtful accounts	$7.4	$3.6	$(0.6)	$1.0	$9.4
Inventory valuation reserve	$86.0	$47.6	$(8.7)	$28.1	$96.8
Valuation allowance for deferred tax assets	$4.7	$39.9	$—	$5.7	$38.9
Year Ended December 31, 2015:
Allowance for doubtful accounts	$9.4	$10.1	$(0.5)	$(0.2)	$19.2
Inventory valuation reserve	$96.8	$94.1	$(6.2)	$31.4	$153.3
Valuation allowance for deferred tax assets	$38.9	$27.7	$—	$8.3	$58.3
Year Ended December 31, 2016:
Allowance for doubtful accounts	$19.2	$8.2	$(0.3)	$7.4	$19.7
Inventory valuation reserve	$153.3	$79.0	$(2.7)	$81.4	$148.2
Valuation allowance for deferred tax assets	$58.3	$36.1	$0.7	$4.3	$90.8
______________________________

(a)	“Additions charged to other accounts” includes translation adjustments and allowances acquired through business combinations.

(b)	“Deductions and adjustments” includes write-offs, net of recoveries, and reductions in the allowances credited to expense.

NOTE 25. SUBSEQUENT EVENTS

We have evaluated all events subsequent to the balance sheet date of December 31, 2016, through February 22, 2017, which is the date these consolidated financial statements were issued, and have determined that except as set forth below, there are no subsequent events that require disclosure.
On January 12, 2017, FMC Technologies, Inc. and Technip Eurocash SNC (the “Borrowers”) entered into a $2.5 billion five-year senior unsecured revolving credit facility agreement (“facility agreement”) with JPMorgan Chase Bank, National Association, as agent and an arranger, SG Americas Securities LLC as an arranger, and the lenders party thereto. The agreement provides that we would act as initial guarantor and TechnipFMC would accede as an additional borrower and an additional guarantor following the consummation of the business combination between FMC Technologies and Technip.
The facility agreement provides for the establishment of a multicurrency, revolving credit facility, which includes a $1.5 billion letter of credit subfacility. Subject to certain conditions, the Borrowers may request the aggregate commitments under the facility agreement be increased by an additional $500.0 million. The facility expires in January 2022.
Borrowings under the facility agreement bear interest at the following rates, plus an applicable margin, depending on currency:

•	U.S. dollar-denominated loans bear interest, at the Borrowers’ option, at a base rate or an adjusted rate linked to the London interbank offered rate (“Adjusted LIBOR”);

•	sterling-denominated loans bear interest at Adjusted LIBOR; and

•	euro-denominated loans bear interest at the Euro interbank offered rate (“EURIBOR”).
Depending on the credit rating of TechnipFMC, the applicable margin for revolving loans varies (i) in the case of Adjusted LIBOR and EURIBOR loans, from 0.820% to 1.300% and (ii) in the case of base rate loans, from 0.000% to 0.300%. The “base rate” is the highest of (a) the prime rate announced by JPMorgan, (b) the greater of the Federal Funds Rate and the Overnight Bank Funding Rate plus 0.5% or (c) one-month Adjusted LIBOR plus 1.0%.
The facility agreement contains usual and customary covenants, representations and warranties and events of default for credit facilities of this type, including financial covenants.
Our previously existing $2.0 billion five-year revolving credit agreement was terminated upon availability of the facility agreement.